                                                                       EXHIBIT 1

28 August 2003

Contact
Stephen J Devany
Head of Corporate Communications
Tel +44 (0) 20 8877 5153
Email sdevany@tomkins.co.uk
      ---------------------

Rollo Head / Charlotte Hepburne-Scott
Finsbury
Tel +44 (0) 20 7251 3801

Unaudited 2003 second quarter and interim results

Notes

1. Following the change of the Group's accounting reference date from 30 April to 31 December, which was accomplished by using an eight-month accounting period from 1 May 2002 to 31 December 2002, the Group is now reporting its results on a quarterly basis in sterling under UK GAAP and in US dollars under US GAAP. Unless otherwise stated, the commentary in this announcement refers to the UK GAAP financial information.

2. Commentary on the second quarter results compares unaudited results for the 91 day period from 6 April 2003 to 5 July 2003 ("Q2 2003") with unaudited results extracted from the management accounts for the 91 day period from 31 March 2002 to 29 June 2002 ("Q2 2002"). Commentary on the half year interim results compares unaudited results for the 186 day period from 1 January 2003 to 5 July 2003 ("H1 2003") with unaudited results extracted from the management accounts for the 189 day period from 23 December 2001 to 29 June 2002 ("H1 2002").

3. The UK GAAP Q2 2003 and Q2 2002 financial information and the US GAAP financial information provided in Sections 7 and 8 are unaudited and have not been subject to review by the auditors.

4. Around 70 per cent of the Group's businesses are based in the USA. Financial information has been translated at the average rate of (pound)1=$1.63 for Q2 2003, compared with (pound)1=$1.46 in Q2 2002, and at the average rate of (pound)1=$1.61 in H1 2003, compared with (pound)1=$1.45 in H1 2002, reflecting an 11.6 per cent and 11.0 per cent reduction in the US dollar sterling exchange rate respectively.

5. In this announcement, the term "underlying" indicates the amount is adjusted for the effects of currency translation, acquisitions and disposals; in the case of profits, the amount is also stated before goodwill amortisation and operating exceptional items. Some figures and ratios mentioned in this announcement are not readily available from the financial information and details of how these figures and ratios have been arrived at are set out on page 30 and in the Financial Review.

1.   HIGHLIGHTS

---------------------------- ------------------------------------------------------------------ --------------------------
Second Quarter                                                                                  Half Year
---------------------------- ------------------------------------------------------------------ --------------------------
Q2 2003         Q2 2002                                                                         H1 2003       H1 2002
(pound)m        (pound)m                                                                        (pound)m      (pound)m
--------------- ------------ ------------------------------------------------------------------ ------------- ------------
779.5           850.8        Sales                                                              1,599.0       1,713.2
--------------- ------------ ------------------------------------------------------------------ ------------- ------------
                             Operating profit before operating exceptional items and goodwill amortisation:
46.9            49.2              Industrial & Automotive                                       97.8          95.8
10.4            15.4              Air Systems Components                                        17.3          27.3
18.3            24.6              Engineered & Construction Products                            32.6          40.6
(7.0)           (1.6)             Centre                                                        (11.7)        (4.7)
--------------- ------------ ------------------------------------------------------------------ ------------- ------------
                             Group operating profit before operating exceptional items and
68.6            87.6         goodwill amortisation                                              136.0         159.0
--------------- ------------ ------------------------------------------------------------------ ------------- ------------
(10.0)          (7.5)        Operating exceptional items                                        (15.9)        (16.7)
--------------- ------------ ------------------------------------------------------------------ ------------- ------------
58.6            80.1         Operating profit before goodwill amortisation                      120.1         142.3
--------------- ------------ ------------------------------------------------------------------ ------------- ------------
(20.9)          11.0         Non operating exceptional items                                    (18.4)        11.0
--------------- ------------ ------------------------------------------------------------------ ------------- ------------
33.7            87.4         Profit before tax                                                  94.7          149.0
--------------- ------------ ------------------------------------------------------------------ ------------- ------------
                             Basic earnings per share before non operating exceptional items
4.79p           6.26p        and goodwill amortisation                                          9.12p         11.70p
--------------- ------------ ------------------------------------------------------------------ ------------- ------------
1.75p           7.35p        Basic earnings per share                                           6.03p         11.76p
--------------- ------------ ------------------------------------------------------------------ ------------- ------------

---------------- ------------- --------------------------------------------------------------- ------------- -------------
                               Interim dividend (pence per share)                              4.60p         4.60p
---------------- ------------- --------------------------------------------------------------- ------------- -------------
$1,236.1         $1,187.8      Net sales from continuing operations in US dollars under US     $2,507.2      $2,361.7
                               GAAP
---------------- ------------- --------------------------------------------------------------- ------------- -------------
                               Operating income from continuing operations before goodwill
$86.0            $122.2        amortisation in US dollars under US GAAP                        $182.8        $208.3
---------------- ------------- --------------------------------------------------------------- ------------- -------------

..    Reported sales in the half year were(pound)1,599.0 million, an underlying increase of 2.5 per cent.

..    Reported operating profit before operating exceptional items and goodwill amortisation in the half year was(pound)136.0 million which, before centre costs, represents an underlying increase of 2.0 per cent.

..    The effect of currency translation, particularly the weakness of the US dollar, reduced reported sales and operating profit before operating exceptional items and goodwill amortisation by (pound)53.9 million and (pound)7.6 million respectively in the second quarter and by (pound)125.7 million and (pound)16.5 million respectively in the half year.

..    Continued strong underlying performance in Industrial & Automotive benefited from strong aftermarket growth and lower costs due to recent strategic manufacturing initiatives and lean manufacturing.

..    Significant improvement in Air Systems Components with second quarter operating margins of 9.3 per cent (Q1 2003: 6.0 per cent) and continued improvement anticipated for the balance of the year.

..    Acquisition of Stackpole Limited was completed in June 2003 at a cost of
     (pound)154.3 million.

..    Cash before acquisitions and disposals increased by (pound)8.8 million.

..    Interim dividend maintained at 4.6 pence per share.

..    Early redemption of redeemable preference shares completed on 26 August
     2003.

James Nicol, Chief Executive Officer, commented:

"We have set ourselves two objectives for the current year, namely to take the actions necessary to prepare the Group for improvements in our markets and to deliver a satisfactory financial performance. With this in mind, the management team took the decision to accelerate a number of important projects that increase our operational efficiency in the longer term, while delivering interim results which are consistent with our performance targets. These projects include:

..    Strategic manufacturing initiatives, where we now expect annual savings in
     2004 to be around (pound)50 million, rather than our previous estimate of (pound)40 million.

..    Lean manufacturing, through which the Group achieved half year savings of
     (pound)11.2 million; we now expect to realise annual savings in 2003 of (pound)20 million, rather than our previous estimate of (pound)18 million.

..    Exiting non core businesses such as European Automotive Hose and Gates
     Formed-Fibre in the automotive area; the sale of Milliken and Cobra as part of our withdrawal from the valves and taps market; and the intended disposal of our Material Handling businesses.

The good progress we are making with these projects should ensure that we reap the full benefits of an upturn in market conditions."

David Newlands, Chairman, commented:

"Broadly similar underlying sales and operating profits in difficult market conditions demonstrate the resilient nature of our businesses. I am particularly pleased that Jim Nicol and his management team have decided to accelerate completion of the major strategic manufacturing initiatives, which we started some three years ago. Although this decision will result in higher than previously anticipated charges and cash costs this year, our businesses will enter 2004 in good shape.

The purchase of Stackpole Limited for (pound)154.3 million was our first major acquisition since Hart & Cooley in 2000 and it enhances our competitive position in the global automotive powertrain market. The early redemption of all of the convertible redeemable preference shares at a cash cost of (pound)384.0 million has simplified our capital structure and will enhance fully diluted earnings per share from next year.

A strong platform has been established as we become increasingly confident that the actions we are taking to re-focus and restructure the Group will create future growth in profitability. The out-turn for the current year is likely to remain in line with current expectations as early signs of improving conditions in some of our markets are unlikely to benefit significantly the current year but should have a positive impact on 2004."


2. CHAIRMAN'S STATEMENT

Summary of first half results

In the first half of 2003, underlying sales were up by 2.5 per cent and underlying operating profit was lower by 2.9 per cent. Reported sales and operating profit (before operating exceptional items and goodwill amortisation) were (pound)1,599.0 million (H1 2002: (pound)1,713.2 million) and (pound)136.0 million (H1 2002: (pound)159.0 million) respectively. The effect of currency translation, particularly the weakness of the US dollar, reduced reported sales and operating profit (before operating exceptional items and goodwill amortisation) by (pound)125.7 million and (pound)16.5 million respectively in the half year.

Underlying sales and operating profits in Industrial & Automotive were significantly ahead in generally lower markets due to market share gains and the introduction of new products. The performance of Air Systems Components in the second quarter went someway to offset the slow start to the year but overall first half performance reflected the greater than expected weakness in the non-residential construction market, where margins tend to be higher, and some one-off operating costs arising from the accelerated closure of five production facilities in the first quarter. In Engineered & Construction Products, there was another strong performance from Dexter although the Lasco operations were affected by a major customer exiting the market and raw material price increases. Centre costs in the first half returned to a normal ongoing level compared with the first half in the previous year which benefited from releases of provisions.


Operating exceptional items before taxation were(pound)15.9 million (H1 2002:(pound)16.7 million). Non operating exceptional charges of(pound)18.4 million (H1 2002:(pound)11.0 million profit) include:

     * the loss on sale of our 62.4 per cent investment in Cobra, a South African plumbing products manufacturer ((pound)24.3 million after writing off (pound)21.0 million of recycled goodwill);

     * the provision arising from the exit from our loss making automotive curved hose business in Europe ((pound)32.6 million);

     * the reversal of provisions relating to the disposal of operations and related warranties ((pound)33.1 million);

     * the profit arising on the disposal of Milliken, our US distributor of valves ((pound)2.5 million); and

     *    the profit arising from insurance proceeds ((pound)2.9 million).


Further details of the operating and non operating exceptional items are set out in the Financial Review.

The net interest charge was (pound)1.9 million (H1 2002: net interest income of (pound)1.0 million) and profit before taxation was (pound)94.7 million (H1 2002:
(pound)149.0 million).

Basic earnings per share before exceptional items and goodwill amortisation were
9.12 pence (H1 2002: 11.70 pence) and basic earnings per share were 6.03 pence (H1 2002: 11.76 pence).


Early redemption of the redeemable convertible preference shares

On 1 July 2003, we announced a proposal for the early redemption of the US dollar denominated voting redeemable convertible preference shares of $50 each at a price of $48.50 per share. This proposal was approved by shareholders at the Extraordinary General Meeting held on 11 August 2003 and the early redemption took place on 26 August 2003. The early redemption of these redeemable preference shares at a price below par and the current favourable cost of refinancing with debt of an equivalent maturity are both value enhancing for shareholders. Also the favourable cost of refinancing will enhance fully diluted earnings per share in the future. The early redemption was financed out of existing cash resources and a new two-year (pound)250 million bank facility. On 21 August 2003, we announced our intention, subject to market conditions, to raise finance in the sterling bond market in order to refinance all or part of the new banking facility. With the new financing arrangements in place, it is estimated that the interest cost for the current year will be around (pound)9 million.

The early redemption of these preference shares has simplified our capital structure and reduced the fully diluted interests of the preference shareholders in the Group from approximately 22.5 per cent to approximately 11.7 per cent.


Dividend

The Board has declared a maintained interim dividend of 4.6 pence per share, equivalent to the interim dividend paid during the Group's last twelve month accounting period ended 30 April 2002. This interim dividend will be paid on 10 November 2003 to shareholders on the register on 12 September 2003 and Tomkins ordinary shares will go ex-dividend on 10 September 2003.

The Board has decided to offer the Dividend Reinvestment Plan in respect of this interim dividend and application forms together with terms and conditions for this offer will be posted to shareholders by the end of September 2003.


Outlook

A strong platform has been established as we become increasingly confident that the actions we are taking to re-focus and restructure the Group will create future growth in profitability. The out-turn for the current year is likely to remain in line with current expectations as early signs of improving conditions in some of our markets are unlikely to benefit significantly the current year but should have a positive impact on 2004.


3. CHIEF EXECUTIVE'S REVIEW

In the first half of 2003, we have made further good progress towards our goal of becoming a large enterprise of global presence with an entrepreneurial culture that accelerates growth. We have been enhancing our technology and product innovation, investing for growth and expanding the range of markets that we serve, reducing our manufacturing cost base and exiting from non core and underperforming businesses. In this year of transition, we are focusing upon putting the Group into the right shape so that we can properly capitalise on our markets as they begin to recover.


Technology and product innovation

Our objective is to differentiate our product offering through innovative technology. In Industrial & Automotive, we began implementing our strategy of developing a significant presence in the global $130 billion automotive drivetrain and powertrain market through the acquisition of Stackpole Limited. Stackpole is a leading Canadian manufacturer of highly engineered, technologically differentiated powertrain components, systems and assemblies, primarily for the automotive original equipment market. Headquartered in Toronto, Stackpole has around 1,400 employees and operates from four facilities in Canada and one facility in the UK. The majority of drivetrain and powertrain components and modules are currently produced in-house by the automotive original equipment manufacturers ("OEMs") but there is an increasing trend amongst OEMs to outsource design, development and manufacture. Recognising this trend, we acquired Stackpole to add to our existing Power Transmission expertise in engine front end accessory and synchronous belt drive systems, so that we will be able to supply OEMs with drivetrain and powertrain components, modules and systems.

Since we announced its acquisition in April, Stackpole has secured awards for a number of new platforms amounting to around (pound)25 million in annual sales. We will be investing over the next three years to establish two new world-class facilities in Canada and to expand the capacity of an existing plant to continue to meet the growing demand in the powertrain market for its innovative products. This investment, which was anticipated at the time of the acquisition, will ensure that it maintains its excellent sales growth record in the years to come.

Elsewhere in Industrial & Automotive, we have been pressing ahead with the commercialisation of our GEM 10(R) front end accessory drive module and our Electro-mechanical Drive(R) system ("EMD"), with discussions and evaluations continuing with a number of OEMs across the world; EMD is expected to be in production during 2004 with the GEM 10(R) module following soon afterwards. We are also working with a major OEM to demonstrate that transmission belts provide greater engine efficiency than chains in synchronous drive systems.

Growing in the aftermarket

Our objective is to build on our strength in the automotive and industrial replacement markets. The drive to increase sales in these markets continued with the introduction of further new products and the continuing success of the Teflon(R) Blade and tensioner kits.

Underlying sales of Power Transmission products into the automotive aftermarket were higher by 13.1 per cent compared to the prior year and in the industrial replacement market were ahead by 8.6 per cent. Performance was particularly strong in Europe and Asia with underlying sales higher by 17.6 per cent and 22.8 per cent respectively. Wiper Systems showed a year on year improvement in the aftermarket of 30.0 per cent, in part driven by the winter weather. Replacement sales in Fluid Systems and Fluid Power were flat.


Geographic expansion

Our objective is to expand our business into those geographic regions offering significant growth prospects in the core areas of our business. We are investing in several new projects, particularly in China.

Industrial & Automotive has been present in the Chinese power transmission market for six years and the plant in Suzhou, which has already been expanded twice to deal with growing demand, is at full capacity. We are starting construction this year on a new plant which is expected to come into production in 2005. This (pound)50 million investment by our joint venture company will allow Suzhou to focus upon the rapidly expanding automotive original equipment market and aftermarket, in which it operates distribution outlets in 26 of the 29 provinces and regions. The new facility will supply the industrial market.

Elsewhere in Asia, our Power Transmission plant in Thailand is continuing towards full production and we are initiating projects for investment in Wiper Systems and Fluid Systems. Air Systems Components is also developing plans for expansion in the region.


Manufacturing excellence

Our aim is to be the lowest cost producer of quality products through excellence in manufacturing. We will achieve this through strategic manufacturing initiatives ("SMIs"), which address the location of manufacturing activities; lean manufacturing, which seeks to make the manufacturing processes more efficient; and Six Sigma, which is a systemised process to improve product quality.

We have accelerated our SMI programme in order to reduce further our manufacturing cost base. The new projects in 2003 are:

     * the closure of the Elizabethtown, Kentucky transmission belt plant and the transfer of its production to other US plants;

     * the relocation of transfer hose production from two plants in the USA into a plant in Cohisa in Mexico;

     * the second phase of the reorganisation of our Wiper Systems operations in Europe, following the recently completed closure of the Dunstable plant.

The costs associated with SMIs are charged as operating exceptional items (see Financial Review). In Air Systems Components ("ASC"), the accelerated closure of five plants and the consolidation of productive capacity, which had an adverse impact on first and second quarter profitability, has now been completed. Costs of around $8 million charged against the operating profit of ASC in the first half will not recur in the future.

In 2004, the benefits from all the SMIs carried out in the past three years are expected to amount to around (pound)50 million. The implementation of lean manufacturing and Six Sigma across the Group is proceeding well with most plants achieving higher than expected savings and we have therefore increased our estimate of current year savings from (pound)18 million to around (pound)20 million. These savings are in addition to the significant benefits arising from the reduction in inventory levels and the release of manufacturing space, which allows for the installation of additional production lines.


Exit from non core and underperforming businesses

As our objective is to focus upon technology driven products, we are exiting businesses which do not meet this criterion or which are unable to generate a satisfactory economic return.

On 1 July 2003, we announced plans to exit from the loss making automotive curved hose business in Europe. The St Just facility in Spain will close by the end of 2003 and we will exit our curved hose business in Nevers, France within three years.

The disposals of Cobra and Milliken were the first steps towards exiting completely from the plumbing products business. In the first quarter, we announced actions taken to rationalise the UK business through the closure of the Ormskirk plant of Hattersley Newman Hender and the consolidation of its production into the Doncaster facility of Pegler. This will provide a good platform for restoring its financial performance. It remains our intention to exit this business when conditions are right.

Subsequent to the period end, we sold our formed fibre business which was not considered core to our Industrial & Automotive group.

The financial effect of the exit from non core businesses is summarised in the Financial Review.


Management

David Carroll joined us at the start of July 2003 as Executive Vice President. David has spent his entire career in the automotive industry, most recently as Executive Vice President, Marketing and Corporate Planning at Magna International Inc, and his experience will be very helpful on strategic issues, particularly as we seek to implement the powertrain/drivetrain and automotive aftermarket strategies.


4.   OPERATING REVIEW

Industrial & Automotive

----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
                                     Three months to 5   Three months to 29          Six months to 5     Six months to 29
      Unaudited                          July 2003            June 2002                 July 2003            June 2002
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
                                               (pound)m             (pound)m                  (pound)m             (pound)m
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Sales
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
       Power Transmission                         210.4                204.8                     429.0                414.2
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
       Fluid Power                                 77.4                 89.0                     159.7                176.2
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
       Wiper Systems                               65.5                 69.1                     145.1                139.6
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
       Fluid Systems                               51.0                 57.1                     106.6                113.3
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
       Other                                       73.6                 81.6                     149.9                173.9
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Total sales                                 477.9                501.6                     990.3              1,017.2
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Operating profit (1)                         46.9                 49.2                      97.8                 95.8
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Operating margin (1)                         9.8%                 9.8%                      9.9%                 9.4%
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Average net operating                                                                      779.4                804.4
      assets (2)
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Return on average net
      operating assets (1) (4)                                                                   25.1%                23.8%
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Return on invested capital
      (3) (4)                                                                                     8.5%                 9.2%
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Capital expenditure                                                                         51.8                 55.1
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Depreciation                                                                                43.0                 42.6
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------
      Employees (number)                                                                        24,012               22,806
----- ----------------------------- -------------------- -------------------- ---- -------------------- --------------------

(1)  Before operating exceptional items and goodwill amortisation
(2)  Excluding goodwill
(3)  Before operating exceptional items and goodwill amortisation and after tax
(4) Annualised

Tomkins Industrial & Automotive group manufactures a wide range of systems and components for the industrial and automotive markets through four business areas, Power Transmission, Fluid Power, Wiper Systems and Fluid Systems selling to original equipment manufacturers and the replacement markets throughout the world. In addition, the group has a number of discrete businesses that manufacture products primarily for the automotive replacement markets. Its brands include Gates, Stackpole, Stant, Schrader and Trico.


During the past three years, we have been investing in our Industrial & Automotive business group, which is our largest group, and are now beginning to see the benefits of this investment emerging, with another very strong performance in markets that were noticeably weaker in the second quarter. Underlying sales in the first half were up 5.9 per cent and underlying operating profit was up 15.5 per cent. By contrast, North American and European automotive production were down by 8.4 per cent and 2.5 per cent respectively in the second quarter of 2003 and by 3.2 per cent and 0.2 per cent respectively in the first half of 2003.

In the first half, Power Transmission's underlying sales and underlying operating profit grew by 8.0 per cent and 19.2 per cent respectively. This excellent performance demonstrated that our market leading technology and global presence enabled us to increase market share across all product groups. Although automotive original equipment production was down in the period, sales were up due to new platform wins and excellent growth in higher margin sales in the aftermarket. In particular, we succeeded in growing our presence in the European aftermarket, where we were awarded the Aftermarket Award for Excellence by the European Institute of Transport Management and the Supplier of The Year Award by Auto Distribution International, Europe's largest automotive aftermarket trading group.

The acquisition of Stackpole Limited was completed on 18 June 2003 and it contributed sales of (pound)4.2 million and operating profits of (pound)0.3 million during the period.

Fluid Power's markets weakened towards the end of the period with low levels of demand from OEMs and cautious ordering by replacement market distributors. Although sales were slightly up due to market share gains, underlying operating profits were down by over 20 per cent as overall margins were affected by sales mix.

Wiper Systems produced a strong performance with new platform wins, restructuring benefits and strong demand from the aftermarket. Also it focused on improving margins on some existing platform sales by reengineering and increasing manufacturing efficiencies. Trico's beam blade is increasing its penetration into the OEM market and plans are in place to launch it into the aftermarket.

Automotive Fluid Systems increased underlying sales and underlying operating profit. Sales of its innovative fuel system valves and closures were driven by the need for greater fuel efficiency and the requirements of new Low Level Emission Vehicle environmental legislation. Schrader Electronics, the market leader in remote tyre pressure monitoring, saw demand increase significantly towards the end of the period as OEMs ramped up installation of its products at a faster rate than expected.


Air Systems Components

----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
                                      Three months to 5   Three months to 29          Six months to 5     Six months to 29
      Unaudited                            July 2003            June 2002                 July 2003            June 2002
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
                                                (pound)m             (pound)m                  (pound)m             (pound)m
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Sales                                        111.5                133.0                     227.3                264.8
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Operating profit (1)                          10.4                 15.4                      17.3                 27.3
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Operating margin (1)                          9.3%                11.6%                      7.6%                10.3%
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Average net operating assets                                                                126.9                147.5
      (2)
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Return on average net
      operating assets (1) (4)                                                                    27.3%                37.0%
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Return on invested capital
      (3) (4)                                                                                      6.9%                11.3%
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Capital expenditure                                                                           4.3                  8.2
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Depreciation                                                                                  8.3                 10.0
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Employees (number)                                                                          6,513                7,253
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------

     (1)  Before operating exceptional items and goodwill amortisation
     (2)  Excluding goodwill
     (3) Before operating exceptional items and goodwill amortisation and after tax
     (4)  Annualised

Tomkins Air Systems Components group is the leading manufacturer of air handling components in North America, supplying the heating, ventilation and air conditioning ("HVAC") market. The product range includes fans, grilles, registers, diffusers, fan coils and terminal units for residential and commercial applications and dampers for commercial and industrial use. Products are sold under the leading brand names in the industry, including Hart & Cooley, Ruskin, Lau, Titus, Krueger and Actionair.

Air Systems Components performance in the second quarter improved markedly following the effect on the first half of $8 million of one-off costs associated with the accelerated closure of five production facilities. Margins rose to more normal levels at 9.3 per cent, compared with 6.0 per cent in the first quarter of 2003, and are expected to return to double digits by the year end.

Conditions in the US non-residential construction market, which accounts for around 60 per cent of ASC sales, remained difficult and were mainly responsible for the 5.0 per cent reduction in underlying sales during the first half. Activity measured in square footage declined by 8.0 per cent in the first half of the year but is forecast by Dodge to be only down around 6.0 per cent for 2003 as a whole. This expected improvement in the second half is already being evidenced by the current increase in the level of orders, with the re-emergence of some large commercial building projects in the USA. The export market is also showing signs of improvement, with a recent large order from the Middle East.

US residential construction, around 40 per cent of ASC sales, continued to hold up well. Housing starts, which increased by 2.6 per cent in the first half, are forecast by the National Association of House Builders to be in line with last year. Hart & Cooley made good progress in gaining significant orders from new customers and improving the profitability of one of its previously underperforming product lines.


Engineered & Construction Products

----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
                                      Three months to 5   Three months to 29          Six months to 5     Six months to 29
      Unaudited                           July 2003            June 2002                 July 2003            June 2002
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
                                                (pound)m             (pound)m                  (pound)m             (pound)m
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Sales
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
       Lasco                                        59.1                 71.4                     118.6                144.4
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
       Philips Doors & Windows                      38.2                 43.6                      73.3                 82.0
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
       Material Handling                            24.9                 24.4                      49.3                 54.7
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
       Dexter Wheels & Axles                        45.0                 54.1                      92.3                104.7
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
       Valves, Taps & Mixers                        22.9                 22.7                      47.9                 45.4
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Total sales                                  190.1                216.2                     381.4                431.2
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Operating profit (1)                          18.3                 24.6                      32.6                 40.6
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Operating margin (1)                          9.6%                11.4%                      8.5%                 9.4%
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Average net operating assets                                                                194.6                238.7
      (2)
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Return on average net
      operating assets (1) (4)                                                                    33.5%                34.0%
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Return on invested capital
      (3) (4)                                                                                     12.4%                15.4%
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Capital expenditure                                                                          10.9                 10.7
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Depreciation                                                                                 12.9                 12.7
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------
      Employees (number)                                                                          9,511                9,885
----- ------------------------------ -------------------- -------------------- ---- -------------------- --------------------

     (1)  Before operating exceptional items and goodwill amortisation
     (2)  Excluding goodwill
     (3) Before operating exceptional items and goodwill amortisation and after tax
     (4)  Annualised

Tomkins Engineered & Construction Products group manufactures a range of engineered products for a variety of end markets primarily related to the building, construction, truck and trailer and automotive industries. Over 90 per cent of the sales are within North America. Each of the business areas has a good competitive position as a result of a strong branded product offering and a low manufacturing cost base. Long established relationships in the channels to market also provide competitive strength.

In the first half of the year, Engineered & Construction Products underlying sales were down by 1.0 per cent and underlying operating profits were down 7.9 per cent.

Lasco Bathware produced good improvements, particularly in its Aquatics division, but saw underlying sales fall by 1.6 per cent due mainly to the loss of a major contract to supply product to an original equipment manufacturer, which had decided to exit this business.

Lasco Fittings experienced a small decline in sales to the golf irrigation market following a fall in the number of golf courses under construction in the USA. Margins also fell as it absorbed significant increases in PVC raw material prices and underlying operating profit was reduced by 53.7 per cent.

Philips Doors and Windows benefited from the strong US residential construction market but overall sales fell slightly in the first half due to the significantly weaker manufactured housing market (down 27 per cent in the first five months of the year) and, to a lesser extent, by a fall in sales to the recreational vehicle market.

Dexter Axle produced underlying sales and profits in line with the corresponding period last year despite the decline in the manufactured housing market and the continuing impact of higher steel prices.

Good cost control helped Material Handling improve its performance and it broke even, despite a small decline in sales. It is our intention to exit this business by the end of 2003.

The UK valves and pumps business had a disappointing first half compared to the prior year.


5. FINANCIAL REVIEW Financial results

The following tables set out the underlying movement in operating profit before and after operating exceptional items, identifying the impact of currency movements, acquisitions and disposals and operating exceptional items.


A: Three months ended 5 July 2003 (Unaudited)

---------------------------------------------------------------------------------------------------------------------
Group                                                                                            (pound) million
---------------------------------------------------------------------------------------------------------------------
                                                      (1)Operating profit                        (1)Operating profit
                                                      before operating      Operating             after operating
                                    Sales             exceptional items     exceptional items     exceptional items
                             --------------------     -------------------   -----------------     -------------------
                                        Change                Change                Change                  Change
                                       ----------             ---------             ---------               ---------
Q2 2002                                                                                              80.1
                               850.8                   87.6                  (7.5)
Exchange rate effect                                   (7.6)
                               (53.9)                                         0.8                    (6.8)
Disposals                                              (1.8)                    -
                               (13.4)                                                                (1.8)
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
                               783.5                   78.2                  (6.7)                    71.5
Acquisitions                                                                    -      -                       0.4 %
                                 4.2       0.5 %        0.3      0.4 %                                0.3
Restructuring charges              -      -               -      -                   (49.3)%
                                                                             (3.3)                   (3.3)    (4.6)%
Underlying change                         (1.0)%               (12.7)%          -                            (13.8)%
                                (8.2)                  (9.9)                                         (9.9)
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
Q2 2003
                               779.5                    68.6                (10.0)                   58.6
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------

---------------------------------------------------------------------------------------------------------------------
Industrial & Automotive                                                                           (pound) million
---------------------------------------------------------------------------------------------------------------------
                                                      (1)Operating profit                        (1)Operating profit
                                                      before operating      Operating             after operating
                                    Sales             exceptional items     exceptional items     exceptional items
                             --------------------     -------------------   -----------------     -------------------
                                        Change                Change                Change                  Change
                                       ----------             ---------             ---------               ---------

Q2 2002                                                                                              43.3
                               501.6                   49.2                  (5.9)
Exchange rate effect
                               (27.6)                  (4.4)                  0.6                    (3.8)
Disposals                                                                       -
                                (7.3)                  (0.5)                                         (0.5)
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
                               466.7                   44.3                  (5.3)                   39.0
Acquisitions                                                                    -     -
                                 4.2       0.9 %        0.3      0.7 %                                0.3      0.8 %
Restructuring charges              -      -               -     -                      45.3%
                                                                              2.4                     2.4      6.2 %
Underlying change                                                5.2 %          -     -
                                 7.0       1.5 %        2.3                                           2.3      5.9 %
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
                                       ----------             ---------             ---------               ---------
Q2 2003                                                                                               44.0
                               477.9                   46.9                  (2.9)
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------

---------------------------------------------------------------------------------------------------------------------
Air Systems Components                                                                            (pound) million

---------------------------------------------------------------------------------------------------------------------
                                                      (1)Operating profit                        (1)Operating profit
                                                      before operating      Operating             after operating
                                    Sales             exceptional items     exceptional items     exceptional items
                             --------------------     -------------------   -----------------     -------------------
                                        Change                Change                Change                  Change
                                       ----------             ---------             ---------               ---------

Q2 2002                                                                                              13.8
                               133.0                   15.4                  (1.6)
Exchange rate effect
                               (12.0)                  (1.4)                  0.2                    (1.2)
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------


                               121.0                   14.0                  (1.4)                   12.6
Restructuring charges              -       -              -      -                     35.7%
                                                                              0.5                     0.5      4.0 %
Underlying change                         (7.9)%               (25.7)%          -     -                      (28.6)%
                                (9.5)                  (3.6)                                         (3.6)
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------

Q2 2003
                               111.5                   10.4                  (0.9)                    9.5
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------



---------------------------- -------------------- --- ----------------- --- ----------------- ---- ------------------
                                    Sales             (1)Operating                                 (1)Operating
                                  profit before

---------------------------------------------------------------------------------------------------------------------
Engineered & Construction Products                                                                (pound) million
---------------------------------------------------------------------------------------------------------------------
                                                      (1)Operating profit                        (1)Operating profit
                                                      before operating      Operating             after operating
                                    Sales             exceptional items     exceptional items     exceptional items
                             --------------------     -------------------   -----------------     -------------------
                                        Change                Change                Change                  Change
                                       ----------             ---------             ---------               ---------

Q2 2002                                                                         -
                               216.2                   24.6                                          24.6
Exchange rate effect                                                            -
                               (14.3)                  (1.7)                                         (1.7)
Disposals                                                                       -
                                (6.1)                  (1.3)                                         (1.3)
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
                                                                                -                    21.6
                               195.8                   21.6
Restructuring charges              -      -               -     -                     (100)%         (6.2)   (28.7)%
                                                                             (6.2)

Underlying change                         (2.9)%               (15.3)%          -     -                      (15.3)%
                                (5.7)                  (3.3)                                         (3.3)
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------

Q2 2003
                               190.1                   18.3                  (6.2)                   12.1
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
(1) Before goodwill amortisation

B: Six months ended 5 July 2003 (Unaudited)

---------------------------------------------------------------------------------------------------------------------
Group                                                                                          (pound) million
---------------------------------------------------------------------------------------------------------------------
                                                      (1)Operating profit                        (1)Operating profit
                                                      before operating      Operating             after operating
                                    Sales             exceptional items     exceptional items     exceptional items
                             --------------------     -------------------   -----------------     -------------------
                                        Change                Change                Change                  Change
                                       ----------             ---------             ---------               ---------

H1 2002                      1,713.2                  159.0                 (16.7)                  142.3
Exchange rate effect          (125.7)                 (16.5)                                        (14.9)
                                                                              1.6

Disposals                      (31.3)                  (2.8)                    -                    (2.8)
--------------------------- ---------- ---------- -- -------- --------- -- -------- --------- ---- -------- ---------
                             1,556.2                  139.7                 (15.1)                  124.6
Acquisitions                                            0.3                     -     -
                                 4.2       0.3 %                 0.2 %                                0.3      0.2 %
Restructuring charges              -      -               -     -                                    (0.8)
                                                                             (0.8)    (5.3)%                  (0.6)%
Underlying change                38.6                  (4.0)                    -     -              (4.0)
                                           2.5 %                (2.9)%                                        (3.2)%
--------------------------- ---------- ---------- -- -------- --------- -- -------- --------- ---- -------- ---------

H1 2003                       1,599.0                  136.0                (15.9)                  120.1
--------------------------- ---------- ---------- -- -------- --------- -- -------- --------- ---- -------- ---------

---------------------------------------------------------------------------------------------------------------------
Industrial & Automotive                                                                           (pound) million
---------------------------------------------------------------------------------------------------------------------
                                                     (1)Operating profit                        (1)Operating profit
                                                      before operating      Operating             after operating
                                    Sales             exceptional items     exceptional items     exceptional items
                             --------------------     -------------------   -----------------     -------------------
                                        Change                Change                Change                  Change
                                       ----------             ---------             ---------               ---------

H1 2002                      1,017.2                                        (15.1)                   80.7
                                      95.8

Exchange rate effect                                  (10.3)                                         (8.9)
                               (66.0)                                         1.4
Disposals                                                                       -                    (1.1)
                               (19.7)                  (1.1)
--------------------------- ---------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
                                931.5                                       (13.7)                   70.7
                                      84.4

Acquisitions                                0.5%                 0.4 %          -     -               0.3
                                 4.2                    0.3                                                    0.4 %
Restructuring charges              -       -              -      -                    67.2 %          9.2     13.0 %
                                                                              9.2

Underlying change                           5.9%                 15.5%          -     -              13.1     18.5 %
                                54.6                   13.1
--------------------------- ---------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------

H1 2003                        990.3                                         (4.5)                   93.3
                                      97.8

--------------------------- ---------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------

---------------------------------------------------------------------------------------------------------------------
Air Systems Components                                                                         (pound) million

---------------------------------------------------------------------------------------------------------------------
                                                      (1)Operating profit                        (1)Operating profit
                                                      before operating      Operating             after operating
                                    Sales             exceptional items     exceptional items     exceptional items
                             --------------------     -------------------   -----------------     -------------------
                                        Change                Change                Change                  Change
                                       ----------             ---------             ---------               ---------

H1 2002                                                                      (1.6)                   25.7
                               264.8                   27.3
Exchange rate effect           (25.5)                                         0.2                    (2.5)
                                      (2.7)

---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
                                                                             (1.4)                   23.2
                               239.3                   24.6
Restructuring charges              -       -              -      -           (0.9)   (64.3)%         (0.9)
                                                                                                              (3.9)%

Underlying change              (12.0)     (5.0)%               (29.7)%          -     -              (7.3)   (31.5)%
                                      (7.3)

---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------

H1 2003                        227.3                    17.3                 (2.3)                   15.0
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------

---------------------------------------------------------------------------------------------------------------------
Engineered & Construction Products                                                                 (pound) million
---------------------------------------------------------------------------------------------------------------------
                                                      (1)Operating profit                        (1)Operating profit
                                                      before operating      Operating             after operating
                                    Sales             exceptional items     exceptional items     exceptional items
                             --------------------     -------------------   -----------------     -------------------
                                        Change                Change                Change                  Change
                                       ----------             ---------             ---------               ---------

H1 2002                        431.2                   40.6                     -                    40.6
Exchange rate effect           (34.2)                  (3.5)                    -                    (3.5)
Disposals                      (11.6)                  (1.7)                    -                    (1.7)
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
                               385.4                   35.4                     -                    35.4

Restructuring charges              -       -              -      -           (9.1)   (100.0)%        (9.1)   (25.7)%
Underlying change                        (1.0) %       (2.8)                    -       -            (2.8)    (7.9)%
                                (4.0)                          (7.9) %
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------
H1 2003                        381.4                   32.6                  (9.1)                  23.5
---------------------------- --------- ---------- --- ------- --------- --- ------- --------- ---- -------- ---------

(1) Before goodwill amortisation

Around 70 per cent of the Group's businesses are based in the United States of America. In the second quarter of 2003, the US dollar denominated results were translated at an average rate of (pound)1=$1.63 compared with (pound)1=$1.46 in the second quarter of 2002, which represents an 11.6 per cent reduction in the US dollar sterling exchange rate. As a consequence, sales and operating profit before goodwill amortisation for the second quarter of 2002 restated at the average exchange rate in the second quarter of 2003 would have been lower by (pound)53.9 million and (pound)6.8 million respectively.

For the first half of 2003, the US dollar denominated results were translated at an average rate of (pound)1=$1.61 compared with (pound)1=$1.45 in the first half of 2002, which represents an 11.0 per cent reduction in the US dollar sterling exchange rate. As a consequence, sales and operating profit before goodwill amortisation for the first half of 2002 restated at the average exchange rate in the first half of 2003 would have been lower by (pound)125.7 million and (pound)14.9 million respectively.


Operating exceptional items

Of the total operating exceptional items relating to SMIs of (pound)15.9 million, (pound)4.4 million relates to projects started in 2002 and (pound)11.5 million to projects started in the period.

For projects commenced in 2002, the balance of costs is anticipated to be of the order of (pound)5.6 million of which (pound)3.0 million is expected to arise in the second half and the balance in 2004. The total cash expenditure, including capital expenditure, on these projects in the first half was (pound)24.7 million with the remaining expenditure expected to be (pound)32.8 million of which (pound)16.3 million relates to 2004.

For projects commenced in 2003 further charges of (pound)13.5 million will arise in the second half with charges of around (pound)11 million expected to be incurred in 2004. The total cash expenditure, including capital expenditure, on these projects in the first half was (pound)3.7 million with expenditure of around (pound)8.8 million expected in the second half of 2003 and (pound)11.3 million in 2004. The major project commenced in 2003 was the rationalization of the UK valves and pumps business and the cost of this project ((pound)11 million) will all arise in the current year. The site vacated by Hattersley Newman Hender will be sold for re-development and the proceeds and profit on disposal will be recognised on completion of the sale.

It is also expected that further profits will arise from other properties vacated as a result of the SMIs.

Non-operating exceptional items

Profit and losses on the disposal of businesses A loss of (pound)21.8 million arose on the sale of subsidiaries during the first half of 2003 comprising a profit of (pound)2.5 million in the first quarter from the sale of Milliken, a book loss of (pound)3.3 million from the disposal of the 62.4 per cent investment in Cobra after taking account of the related write off of recycled goodwill of (pound)21.0 million. Full year sales and operating profits of these businesses would have amounted to around (pound)41.7 million and (pound)4.9 million respectively. Full year sales and operating losses of the remaining UK valves and pumps business are of the order of (pound)63.4 million and (pound)2.7 million respectively.

Sale proceeds from the disposal of our formed fibre business were (pound)29.9 million giving rise to an estimated profit on disposal of (pound)6.7 million, after taking into account related goodwill. The full year operating profits of this business would have amounted to around (pound)4.6 million.


Exit from non-core business

Costs of (pound)32.6 million have been provided for the planned exit from the curved hose business in Europe. The net cash cost (after taxation) of this project is expected to be around (euro)20 million ((pound)14 million) over the next three years. The cash expenditure in the current year will amount to around (pound)3 million. Full year sales and operating losses of this business would have amounted to around (pound)20 million and (pound)5 million respectively.


Profit on property disposals

Profits of (pound)2.9 million arose from insurance proceeds in excess of the book value of assets destroyed in a fire at Pegler in 2002. Further profits of around (pound)5 million will be recorded in the balance of the current financial year as the insurance settlement is finalized. Insurance receipts from business interruption are recorded as received and included in operating profit. Year to date receipts for business interruption amount to (pound)2.1 million and further receipts are expected to arise as negotiations with the insurers are completed.

Release of provisions

An amount of (pound)33.1 million included in other provisions at 31 December 2002, relating to disposal of operations and related warranties, has been released in the period.


Acquisitions

On 18 June 2003 we announced that, at the expiry on 17 June 2003 of the Company's offer to acquire all the outstanding common shares of Stackpole Limited, in excess of 97% of the outstanding common shares had been deposited to the offer. The price of Cdn$33.25 per share resulted in an overall consideration of Cdn$350 million ((pound)154.3 million) being paid. Stackpole Limited, which is headquartered in Toronto, Canada, is a leading manufacturer of highly engineered, technologically differentiated powertrain components, systems and assemblies, primarily for the automotive original equipment market. Provisional goodwill of (pound)83.1 million in the acquisition has been capitalized at 5 July 2003.


Finance costs

The type and the currency of the cash and loan balances affect the net interest position of the Group. Although we have net cash, this is made up of gross cash and gross debt. The gross debt relates primarily to the sterling bond issued in December 2001, which is at a floating rate of around 6.6 per cent. The majority of the cash balances are denominated in US dollars and sterling, earning lower rates of income than the cost of the gross debt. The financing structure of the Group has been revised as a result of the redemption of the redeemable convertible cumulative preference shares on 26 August 2003 as outlined below.

The net interest expense in Q2 2003 was (pound)1.4 million (Q2 2002: (pound)1.1 million). The net interest expense in the half year was (pound)1.9 million (H1 2002: Net interest income of (pound)1.0 million). We anticipate that the net interest cost for the full year will be in the region of (pound)9 million.


Redemption of the redeemable convertible cumulative preference shares

On 26 August 2003, all of the redeemable convertible cumulative preference shares were redeemed prior to the contracted redemption date of 29 July 2006. The redemption price of $48.50 per share plus accrued dividends to the date of redemption amounted to $604.1 million. The redemption price was at a $1.50 discount to the par value of $50.00 per share.


The redemption was financed partly from existing cash resources and partly from a two year, (pound)250 million committed bank facility entered into for the purposes of the redemption on 1 July 2003.

The financial effects of the redemption are to replace the redeemable preference shares with debt on the balance sheet giving rise to a net debt position for the Group. It is the Group's intention to issue a bond in the public debt markets to refinance part of the bank debt.


Cash flow

The cash movement for the half year compared with half year 2002 is summarized in the following table:

-----------------------------------------------------------------------------------------------------------------
                                                                                    5 July 2003     29 June 2002
 Unaudited                                                                      (pound) million  (pound) million
-----------------------------------------------------------------------------------------------------------------
Opening cash                                                                             157.6             40.9
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Net cash inflow from operating activities                                                136.3            255.1
Capital expenditure (net)                                                                (51.3)           (70.7)
-----------------------------------------------------------------------------------------------------------------
Operating cash flow                                                                       85.0            184.4
Tax                                                                                        6.2            (13.7)
Interest and dividends                                                                   (80.2)           (53.2)
Other movements (including translation)                                                   (2.2)           (11.6)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Cash increase before acquisitions and disposals                                            8.8            105.9
Acquisitions and disposals                                                              (136.8)            57.0
-----------------------------------------------------------------------------------------------------------------
Net funds movement                                                                      (128.0)           162.9
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Closing cash                                                                              29.6            203.8
-----------------------------------------------------------------------------------------------------------------

The change in the net inflow from operating activities is attributable to two main factors. In the first half of 2002, there was a reduction in stocks of (pound)29.2 million largely attributable to de-stocking in Industrial & Automotive. In the first half of 2003, there has been an increase in debtor balances of (pound)31.3 million due substantially to the increase in underlying sales in the period and to the timing of the quarter end date. There has also been an increase in stock levels to produce buffer stocks to avoid any dislocation to sales as the strategic manufacturing initiatives progress. It is anticipated that the movement in working capital for the calendar year will be broadly neutral. The ratio of working capital to moving annual total sales in the quarter was 13.0 per cent (H1 2002: 13.8 per cent).

Operating cash flow is stated after (pound)11.1 million of restructuring costs and (pound)17.3 million of capital expenditure associated with the various restructuring projects. At the full year we are expecting net capital expenditure to be in the region of (pound)160 million.


Taxation

The tax charge for the half year is calculated at an effective rate on total profit of 27.0% (H1 2002: 23.5%).

Pensions

The pension charge for funded defined benefit schemes for the half year totalled (pound)9.9 million (H1 2002: (pound)4.3 million) with cash contributions of (pound)8.8 million (H1 2002: (pound)4.2 million). Similar charges and cash contributions are expected in the second half of the year.


Foreign Exchange

A significant percentage of our revenues and profits are generated in US dollars and have been translated at the average rate for the period, which for Q2 2003 was(pound)1=$1.63 (Q2 2002:(pound)1=$1.46) and for the half year was(pound)1=$1.61 (H1 2002:(pound)1=$1.45). The exchange rate at 5 July 2003 was(pound)1=$1.67 (29 June 2002:(pound)1=$1.52).


Results prepared under US GAAP in US dollars

Operating income from continuing operations under US GAAP in Q2 2003 was $86.0 million ((pound)52.6 million), compared to $117.5 million ((pound)80.6 million) in Q2 2002. The differences between operating income under US GAAP and UK GAAP arise from the treatment of costs associated with exit or disposal activities, goodwill amortisation, derivatives, pension costs and share options.

Net income under US GAAP, which was $125.5 million ((pound)77.2 million) in Q2 2003, compared to $44.9 million ((pound)30.6 million) in Q2 2002, is subject to additional adjustments relating to capitalised interest and deferred tax.

Operating income from continuing operations under US GAAP in H1 2003 was $182.8 million ((pound)113.5 million), compared to $190.6 million ((pound)131.7 million) in H1 2002. Net income under US GAAP was $205.9 million ((pound)127.8 million) in H1 2003, which compared to $95.7 million ((pound)66.1 million) in H1 2002.

Shareholders' equity under US GAAP was $2,584.5 million ((pound)1,550.0 million), compared to $2,506.7 million ((pound)1,644.5 million) in H1 2002. The adjustments from UK GAAP reflect the cumulative effect of adjustments noted above and the reclassification of the Tomkins own shares, held in trust under employee share ownership plans, into and the reclassification of the redeemable convertible cumulative preference shares out of shareholders equity.

Reconciliations of profit attributable to shareholders and of shareholders equity under UK and US GAAP are included in section 8.

6. Financial Information in sterling under UK GAAP

Consolidated profit and loss account for the three months ended 5 July 2003 prepared under accounting principles generally accepted in the United Kingdom (Unaudited)

For the three months     5 July 2003 (3 months)                                   29 June 2002 (3 months)
ended 5 July 2003
                        ------------------------------------------------------- ----------------------------------------------------

                        Before                                                  Before
                        goodwill                                                goodwill
                        amortisation                                            amortisation
                        and                                                     and
                        exceptional    Goodwill         Exceptional             exceptional    Goodwill        Exceptional
                        items          amortisation     items1       Total      items          amortisation    items1        Total
                        (pound)        (pound)          (pound)      (pound)    (pound)        (pound)         (pound)       (pound)
                        million        million          million      million    million        million         million       million
Notes
------------------------------------------------------------------------------------------------------------------------------------
Turnover -          1   779.5          -                -            779.5      850.8          -               -             850.8
Continuing
operations
------------------------------------------------------------------------------------------------------------------------------------
Operating profit -      58.4           (2.6)            -            55.8       81.0           (2.6)           -             78.4
Continuing
operations
Share of                0.2            -                -            0.2        (0.9)          -               -             (0.9)
profits/(losses)
of associates
------------------------------------------------------------------------------------------------------------------------------------
Operating profit    1   58.6           (2.6)            -            56.0       80.1           (2.6)           -             77.5
including
associates
(Loss)/profit on        -              -                (24.3)       (24.3)     -              -               11.0          11.0
disposal of
operations
Provision for loss      -              -                (32.6)       (32.6)     -              -               -             -
on exit of business                                                             -              -               -             -
Reversal of other
provisions -            -              -                33.1         33.1       -              -               -             -
disposal of         12
operations and
related warranties
Profit on disposal      -              -                2.9          2.9        -              -               -             -
of fixed assets
------------------------------------------------------------------------------------------------------------------------------------
Profit before           58.6           (2.6)            (20.9)       35.1       80.1           (2.6)           11.0          88.5
interest
Net interest            (1.4)          -                -            (1.4)      (1.1)          -               -             (1.1)
------------------------------------------------------------------------------------------------------------------------------------
Profit on ordinary      57.2           (2.6)            (20.9)       33.7       79.0           (2.6)           11.0          87.4
activities before
tax
                        ------------------------------------------------------- ----------------------------------------------------
Before exceptional      57.2           (2.6)            -            54.6       79.0           (2.6)           -             76.4
items
Exceptional items       -              -                (20.9)       (20.9)     -              -               11.0          11.0
                        ------------------------------------------------------- ----------------------------------------------------

Tax on profit on        (9.3)            0.8            (0.7)        (9.2)      (12.8)         0.9             (6.9)         (18.8)
ordinary activities
------------------------------------------------------------------------------------------------------------------------------------
Profit on ordinary      47.9           (1.8)            (21.6)       24.5       66.2           (1.7)           4.1           68.6
activities after
tax

Equity minority         (2.7)          -                -            (2.7)      (1.9)          -               -             (1.9)
interest
------------------------------------------------------------------------------------------------------------------------------------
Profit                  45.2           (1.8)            (21.6)       21.8       64.3           (1.7)           4.1           66.7
attributable to
shareholders
Dividends on
equity and              (43.9)         -                -            (43.9)     (67.2)         -               -             (67.2)
non-equity shares
------------------------------------------------------------------------------------------------------------------------------------
Retained profit         1.3            (1.8)            (21.6)       (22.1)     (2.9)          (1.7)           4.1           (0.5)
====================================================================================================================================

Earnings per share
Basic                   4.79p                                         1.75p      6.26p                                        7.35p
Diluted                 4.53p                                         1.75p      5.85p                                        6.69p
------------------------------------------------------------------------------------------------------------------------------------

Note of historical cost profits
The profits for all periods are reported under the historical cost convention.

1 Exceptional items exclude those relating to operating profit (see note 1)

Consolidated profit and loss account for the six months ended 5 July 2003 prepared under accounting principles generally accepted in the United Kingdom

For the six months      5 July 2003  (Unaudited) (6 months)                     29 June 2002 (Unaudited)(6 months)
ended 5 July 2003

                        ----------------------------------------------------    ----------------------------------------------------

                        Before                                                   Before
                        goodwill                                                 goodwill
                        amortisation                                             amortisation
                        and                                                      and
                        exceptional    Goodwill        Exceptional               exceptional     Goodwill       Exceptional
                        items          amortisation    items1        Total       items           amortisation   items1       Total
                        (pound)        (pound)         (pound)       (pound)     (pound)         (pound)        (pound)      (pound)
                        million        million         million       million     million         million        million      million
Notes
------------------------------------------------------------------------------------------------------------------------------------
Turnover -          2   1,599.0        -                -            1,599.0     1,713.2         -              -            1,713.2
Continuing
operations
------------------------------------------------------------------------------------------------------------------------------------
Operating profit -      119.5          (5.1)            -            114.4       143.3           (5.3)          -            138.0
Continuing
operations
Share of                0.6            -                -            0.6         (1.0)           -              -            (1.0)
profits/(losses)
of associates
------------------------------------------------------------------------------------------------------------------------------------
Operating profit    2   120.1          (5.1)            -            115.0       142.3           (5.3)          -            137.0
including
associates
(Loss)/profit on        -              -                (21.8)       (21.8)      -               -              11.0         11.0
disposal of
operations
Reversal of
provision for loss      -              -                -            -           -               -              -            -
on disposal of
business
Provision for loss      -              -                (32.6)       (32.6)      -               -              -            -
on exit of business
Reversal of other
provisions -            -              -                33.1         33.1        -               -              -            -
disposal of
operations and
related warranties  12
Profit on disposal      -              -                2.9          2.9         -               -              -            -
of fixed assets
------------------------------------------------------------------------------------------------------------------------------------
Profit before           120.1          (5.1)            (18.4)       96.6        142.3           (5.3)          11.0         148.0
interest
Net interest            (1.9)          -                -            (1.9)       1.0             -              -            1.0
------------------------------------------------------------------------------------------------------------------------------------
Profit on ordinary      118.2          (5.1)            (18.4)       94.7        143.3           (5.3)          11.0         149.0
activities before
tax
                        ----------------------------------------------------    ----------------------------------------------------
Before exceptional      118.2          (5.1)            -            113.1       143.3           (5.3)          -            138.0
items
Exceptional items       -              -                (18.4)       (18.4)      -               -              11.0         11.0
                        ----------------------------------------------------    ----------------------------------------------------

Tax on profit on    3   (25.3)         1.6              (1.9)        (25.6)      (29.8)          1.7            (6.9)        (35.0)
ordinary activities
------------------------------------------------------------------------------------------------------------------------------------
Profit on ordinary      92.9           (3.5)            (20.3)       69.1        113.5           (3.6)          4.1          114.0
activities after
tax
Equity minority         (5.0)          -                -            (5.0)       (3.5)           -              -            (3.5)
interest
------------------------------------------------------------------------------------------------------------------------------------
Profit                  87.9           (3.5)            (20.3)       64.1        110.0           (3.6)          4.1          110.5
attributable to
shareholders
Dividends on
equity and          5   (53.2)         -                -            (53.2)      (77.0)          -              -            (77.0)
non-equity shares
------------------------------------------------------------------------------------------------------------------------------------
Retained profit         34.7           (3.5)            (20.3)       10.9        33.0            (3.6)          4.1          33.5
====================================================================================================================================

Earnings per share
Basic               4   9.12p                                        6.03p       11.70p                                      11.76p

Diluted             4   8.82p                                        6.02p       11.04p                                      11.09p
------------------------------------------------------------------------------------------------------------------------------------
Dividends per       5                                                4.60p                                                   7.40p
ordinary share
------------------------------------------------------------------------------------------------------------------------------------

Note of historical cost profits
The profits for all periods are reported under the historical cost convention.

1 Exceptional items exclude those relating to operating profit (see note 2).

Consolidated profit and loss account for the six months ended 5 July 2003 prepared under accounting principles generally accepted in the United Kingdom (continued)

  For the six months ended 5 July 2003       31 December 2002 (Audited)(8 months)
                                         ----------------------------------------------

                                                        Before
                                                      goodwill
                                                  amortisation
                                                           and
                                                   exceptional     Goodwill  Exceptional
                                                         items amortisation       items1      Total
                                                       (pound)      (pound)      (pound)    (pound)
                                                       million      million      million    million
                                             Notes
---------------------------------------------------------------------------------------------------
Turnover - Continuing operations                2      2,097.2            -            -   2,097.2
---------------------------------------------------------------------------------------------------
Operating profit - Continuing                            149.9         (6.8)           -     143.1
operations

Share of profits/(losses) of                               0.7            -            -       0.7
associates
---------------------------------------------------------------------------------------------------
Operating profit including associates           2        150.6         (6.8)           -     143.8
(Loss)/profit on disposal of                                 -            -          7.1       7.1
operations
Reversal of provision for loss on
disposal of business                                         -            -          3.5       3.5
Provision for loss on exit of                                -            -            -         -
business
Reversal of other provisions -
disposal of operations and related                           -            -            -         -
warranties                                      12
Profit on disposal of fixed assets                           -            -            -         -
---------------------------------------------------------------------------------------------------
Profit before interest                                   150.6         (6.8)        10.6     154.4
Net interest                                              (1.3)           -            -      (1.3)
---------------------------------------------------------------------------------------------------
Profit on ordinary activities before                     149.3         (6.8)        10.6     153.1
tax

                                                   ------------------------------------------------

Before exceptional items                                 149.3         (6.8)           -     142.5
Exceptional items                                            -            -         10.6      10.6
                                                   ------------------------------------------------

Tax on profit on ordinary activities            3        (22.8)         2.2         (8.6)    (29.2)
---------------------------------------------------------------------------------------------------
Profit on ordinary activities after                      126.5         (4.6)         2.0     123.9
tax

Equity minority interest                                  (6.1)           -            -      (6.1)
---------------------------------------------------------------------------------------------------
Profit attributable to shareholders                      120.4         (4.6)         2.0     117.8
Dividends on equity and non-equity
shares                                          5        (86.4)           -            -     (86.4)
---------------------------------------------------------------------------------------------------
Retained profit                                           34.0         (4.6)         2.0      31.4
===================================================================================================

Earnings per share

Basic                                           4       12.44p                               12.10p
Diluted                                         4       12.08p                               11.82p
---------------------------------------------------------------------------------------------------

Dividends per ordinary share                    5                                             8.00p
---------------------------------------------------------------------------------------------------

Note of historical cost profits
The profits for all periods are reported under the historical cost convention.

1 Exceptional items exclude those relating to operating profit (see note 2).

Consolidated cash flow statement prepared under accounting principles generally accepted in the United Kingdom

============================================================================================================================
                                                                                         5 July      29 June   31 December
                                                                             Notes         2003         2002          2002
                                                                                      Unaudited    Unaudited       Audited
                                                                                       6 months     6 months      8 months
                                                                                        (pound)      (pound)       (pound)
                                                                                        million      million       million
----------------------------------------------------------------------------------------------------------------------------
Cash flow from operating activities                                            6          136.3        255.1         217.9

Dividends received from associated undertakings                                             0.1          0.4           0.5

Returns on investments and servicing of finance                                7          (20.9)       (17.8)        (33.4)

Tax received/(paid) (net)                                                      7            6.2        (13.7)        (59.5)

Capital expenditure (net)                                                      7          (51.3)       (70.7)        (94.6)

Financial investments                                                                         -            -          (0.1)

Acquisitions and disposals                                                     7         (134.0)        57.0          44.9

Equity dividends paid                                                                     (61.8)       (36.0)        (57.2)
----------------------------------------------------------------------------------------------------------------------------
Net cash (outflow)/inflow before use of liquid resources and financing                   (125.4)       174.3          18.5
----------------------------------------------------------------------------------------------------------------------------
Financing

Share issues                                                                                  -          1.8           1.1

Buy back of own shares                                                                        -         (0.2)            -

Mark to market of hedging instruments                                                         -         (6.1)            -

Cash flow decreasing debt and lease financing                                              (3.0)        (4.0)        (19.9)
----------------------------------------------------------------------------------------------------------------------------
Net cash outflow from financing                                                7           (3.0)        (8.5)        (18.8)
----------------------------------------------------------------------------------------------------------------------------
Management of liquid resources

Cash flow decreasing/(increasing) cash on deposit and collateralized cash      7           83.2       (117.3)        109.4
----------------------------------------------------------------------------------------------------------------------------
(Decrease)/increase in cash in the period                                                 (45.2)        48.5         109.1
============================================================================================================================

Reconciliation of net cash flow to movement in net funds prepared under accounting principles generally accepted in the United Kingdom

============================================================================================================================
                                                                                         5 July      29 June   31 December
                                                                                           2003         2002          2002
                                                                                      Unaudited    Unaudited       Audited
                                                                             Notes     6 months     6 months      8 months
                                                                                        (pound)      (pound)       (pound)
                                                                                        million      million       million
----------------------------------------------------------------------------------------------------------------------------
(Decrease)/increase in cash in the period                                                 (45.2)        48.5         109.1

Cash flow decreasing debt and lease financing                                  7            3.0          4.0          19.9

Cash flow (decreasing)/increasing cash on deposit and collateralized cash      7          (83.2)       117.3        (109.4)
----------------------------------------------------------------------------------------------------------------------------

Change in net funds resulting from cash flows                                  8         (125.4)       169.8          19.6

Loans acquired with subsidiaries                                               8           (2.8)           -             -

New finance leases                                                             8           (2.5)           -             -

Translation difference                                                         8            2.7         (6.9)        (12.8)
----------------------------------------------------------------------------------------------------------------------------
(Decrease)/increase in net funds in the period                                           (128.0)       162.9           6.8

Net funds at 31 December 2002                                                  8          157.6         40.9         150.8
----------------------------------------------------------------------------------------------------------------------------
Net funds at 5 July 2003                                                       8           29.6        203.8         157.6
============================================================================================================================


Consolidated balance sheet prepared under accounting principles generally accepted in the United Kingdom

============================================================================================================================
                                                                                         5 July      29 June   31 December
                                                                                           2003         2002          2002
                                                                             Notes    Unaudited    Unaudited       Audited
                                                                                        (pound)      (pound)       (pound)
                                                                                        million      million       million
----------------------------------------------------------------------------------------------------------------------------
Capital employed

Fixed assets

Intangible assets                                                                         241.0        175.5         168.4
Tangible assets                                                                           833.8        818.1         787.6
Investments                                                                                 8.4          8.9           8.4
----------------------------------------------------------------------------------------------------------------------------
                                                                                        1,083.2      1,002.5         964.4
----------------------------------------------------------------------------------------------------------------------------
Current assets

Stock                                                                                     405.8        400.9         400.4
Debtors                                                                          9        644.9        679.2         624.5
Cash                                                                                      218.3        409.6         341.5
----------------------------------------------------------------------------------------------------------------------------
                                                                                        1,269.0      1,489.7       1,366.4
Current liabilities

Creditors: amounts falling due within one year                                  10       (498.5)      (564.9)       (490.2)
----------------------------------------------------------------------------------------------------------------------------
Net current assets                                                                        770.5        924.8         876.2
----------------------------------------------------------------------------------------------------------------------------
Total assets less current liabilities                                                   1,853.7      1,927.3       1,840.6

Creditors: amounts falling due after more than one year                         11       (241.4)      (255.0)       (243.3)
Provisions for liabilities and charges                                          12       (513.2)      (536.5)       (519.8)
----------------------------------------------------------------------------------------------------------------------------
Net assets                                                                              1,099.1      1,135.8       1,077.5
============================================================================================================================

Capital and reserves

Called up share capital

Ordinary shares                                                                            38.7         38.6          38.7
Convertible cumulative preference shares                                                  337.2        337.2         337.2
Redeemable convertible cumulative preference shares                                       373.0        408.0         386.3
----------------------------------------------------------------------------------------------------------------------------
                                                                                          748.9        783.8         762.2
Share premium account                                                                      92.2         90.2          92.2
Capital redemption reserve                                                                 66.6         66.6          66.6
Profit and loss account                                                                   157.7        159.6         118.5
----------------------------------------------------------------------------------------------------------------------------
Shareholders' funds                                                                     1,065.4      1,100.2       1,039.5
                                                                                    ------------- ------------ --------------
Equity shareholders' funds                                                                355.2        355.0         316.0

Non-equity shareholders' funds                                                            710.2       745.2            723.5
                                                                                    -----------------------------------------
Equity minority interest                                                                   33.7        35.6            38.0
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        1,099.1     1,135.8         1,077.5
-----------------------------------------------------------------------------------------------------------------------------


Consolidated statement of total recognised gains and losses

-----------------------------------------------------------------------------------------------------------------------------
For the six months ended 5 July 2003
                                                          5 July 2003           29 June 2002        31 December 2002
                                                           Unaudited             Unaudited               Audited
                                                            6 months              6 months              8 months
                                                         (pound)   (pound)     (pound)   (pound)     (pound)    (pound)
                                                         million   million     million   million     million    million
-----------------------------------------------------------------------------------------------------------------------------
Profit attributable to shareholders                                 64.1                  110.5                  117.8
Foreign exchange translation:

- group                                                   (5.8)                (79.7)                (112.1)
- associated undertakings                                 (0.2)                 (0.4)                  (0.3)
                                                      ----------            ----------            ----------
                                                                    (6.0)                 (80.1)                (112.4)
-----------------------------------------------------------------------------------------------------------------------------
Total recognised gains and losses                                   58.1                   30.4                    5.4
=============================================================================================================================


Reconciliation of movement in consolidated shareholders' funds

=============================================================================================================================
For the six months ended 5 July 2003
                                                                                    5 July       29 June   31 December
                                                                                      2003          2002          2002
                                                                        Notes    Unaudited     Unaudited       Audited
                                                                                  6 months      6 months      8 months
                                                                                   (pound)       (pound)       (pound)
                                                                                   million       million       million
-----------------------------------------------------------------------------------------------------------------------------
Total recognised gains and losses for the period                                      58.1          30.4           5.4
Dividends                                                                   5        (53.2)        (77.0)        (86.4)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       4.9         (46.6)        (81.0)
Share issues (net of costs)                                                              -           1.8           2.8
Goodwill written back on disposals                                                    21.0           9.4          10.8
-----------------------------------------------------------------------------------------------------------------------------
Net addition to/(reduction in) shareholders' funds                                    25.9         (35.4)        (67.4)
Shareholders' funds at 31 December 2002                                            1,039.5       1,135.6       1,106.9
-----------------------------------------------------------------------------------------------------------------------------
Shareholders' funds at 5 July 2003                                                 1,065.4       1,100.2       1,039.5
=============================================================================================================================

Notes to the half year's financial information prepared under accounting principles generally accepted in the United Kingdom

=============================================================================================================================
1. Turnover and operating profit for the three months ended 5 July 2003

a. Segmental analysis                                                          Turnover              Operating profit*
                                                                     ------------------------    -------------------------
                                                                          5 July      29 June         5 July       29 June
                                                                            2003         2002           2003         2002
                                                                       Unaudited    Unaudited      Unaudited    Unaudited
                                                                        3 months     3 months       3 months     3 months
                                                                         (pound)      (pound)        (pound)      (pound)
                                                                         million      million        million      million

By activity:
Industrial & Automotive                                                    477.9       501.6           44.0         43.3
Air Systems Components                                                     111.5       133.0            9.5         13.8
Engineered & Construction Products                                         190.1       216.2           12.1         24.6
Central costs                                                                 -            -           (7.0)        (1.6)
--------------------------------------------------------------------------------------------------------------------------
                                                                           779.5       850.8           58.6         80.1
Goodwill amortisation                                                          -           -           (2.6)        (2.6)
--------------------------------------------------------------------------------------------------------------------------
                                                                           779.5       850.8           56.0         77.5
==========================================================================================================================
By geographical origin:

United States of America                                                   521.6       613.6           47.7         62.7
United Kingdom                                                              51.6        49.8          (11.5)        (2.6)
Rest of Europe                                                              87.0        74.0            6.5          5.3
Rest of the World                                                          119.3       113.4           15.9         14.7
--------------------------------------------------------------------------------------------------------------------------
                                                                           779.5       850.8           58.6         80.1
Goodwill amortisation                                                          -           -           (2.6)        (2.6)
--------------------------------------------------------------------------------------------------------------------------
                                                                           779.5       850.8           56.0         77.5
==========================================================================================================================
By geographical destination:

United States of America                                                   521.0       601.5
United Kingdom                                                              31.8        32.7
Rest of Europe                                                              73.1        84.1
Rest of the World                                                          153.6       132.5
--------------------------------------------------------------------------------------------------------------------------
                                                                           779.5       850.8
==========================================================================================================================

*Operating profit includes the Group's share of the profits of associated undertakings. The split of the profits/(losses) of associated undertakings analysed by class of business is Industrial & Automotive (pound)0.1 million (June 2002 (pound)nil), Air Systems Components (pound)nil (June 2002 (pound)nil), Engineered & Construction Products (pound)0.1 million (June 2002 loss (pound)0.9 million). The split of the goodwill amortisation charged for the period, analysed by class of business, is Industrial & Automotive (pound)0.5 million (June 2002 (pound)0.3 million) Air Systems Components (pound)2.0 million (June 2002 (pound)2.2 million), Engineered & Construction Products (pound)0.1 million (June 2002 (pound)0.1 million).


b. Operating exceptional items

                                                                                                    5 July       29 June
                                                                                                      2003          2002
                                                                                                 Unaudited     Unaudited
                                                                                                  3 months      3 months
                                                                                                   (pound)       (pound)
                                                                                                   million       million
Operating profit is after charging the following operating exceptional items:

Restructuring costs:

Industrial & Automotive                                                                               (2.9)         (5.9)
Air Systems Components                                                                                (0.9)         (1.6)
Engineered & Construction Products                                                                    (6.2)            -
--------------------------------------------------------------------------------------------------------------------------
Total before tax                                                                                     (10.0)         (7.5)
Tax attributable                                                                                       3.1           2.5
--------------------------------------------------------------------------------------------------------------------------

Total after tax                                                                                       (6.9)         (5.0)
==========================================================================================================================

Notes to the half year's financial information prepared under accounting principles generally accepted in the United Kingdom continued

============================================================================================================================

2. Turnover and operating profit for the six months ended 5 July 2003

a. Segmental analysis                                Turnover                                  Operating profit*
                                        ----------------------------------------     ---------------------------------------
                                            5 July       29 June    31 December         5 July       29 June   31 December
                                              2003          2002           2002           2003          2002          2002
                                         Unaudited     Unaudited        Audited      Unaudited     Unaudited       Audited
                                          6 months      6 months       8 months       6 months      6 months      8 months
                                           (pound)       (pound)        (pound)        (pound)       (pound)       (pound)
                                           million       million        million        million       million       million
By activity:

Industrial & Automotive                      990.3       1,017.2        1,263.9           93.3          80.7          92.8
Air Systems Components                       227.3         264.8          325.7           15.0          25.7          25.6
Engineered & Construction Products           381.4         431.2          507.6           23.5          40.6          47.4
Central costs                                    -             -              -          (11.7)         (4.7)        (15.2)
----------------------------------------------------------------------------------------------------------------------------
                                           1,599.0       1,713.2        2,097.2          120.1         142.3         150.6
Goodwill amortisation                            -             -              -           (5.1)         (5.3)         (6.8)
----------------------------------------------------------------------------------------------------------------------------
                                           1,599.0       1,713.2        2,097.2          115.0         137.0         143.8
============================================================================================================================
By geographical origin:

United States of America                   1,076.5       1,219.7        1,470.1           93.3         119.2         123.3
United Kingdom                               105.8         109.2          125.6          (16.6)         (3.4)         (6.4)
Rest of Europe                               177.5         151.4          191.1           13.9           5.5           1.6
Rest of the World                            239.2         232.9          310.4           29.5          21.0          32.1
----------------------------------------------------------------------------------------------------------------------------
                                           1,599.0       1,713.2        2,097.2          120.1         142.3         150.6
Goodwill amortisation                            -             -              -           (5.1)         (5.3)         (6.8)
----------------------------------------------------------------------------------------------------------------------------
                                           1,599.0       1,713.2        2,097.2          115.0         137.0         143.8
============================================================================================================================
Turnover by geographical destination:
United States of America                   1,067.2       1,254.2        1,442.3
United Kingdom                                65.8          76.3           80.4
Rest of Europe                               175.0         171.2          215.9
Rest of the World                            291.0         211.5          358.6
----------------------------------------------------------------------------------------------------------------------------
                                           1,599.0       1,713.2        2,097.2
============================================================================================================================

*Operating profit includes the Group's share of the profits of associated undertakings. The split of the profits/(losses) of associated undertakings analysed by class of business is Industrial & Automotive (pound)0.5 million (June 2002 (6 months) (pound)nil and December 2002 (8 months) (pound)0.3 million), Air Systems Components (pound)nil (June 2002 (6 months) (pound)nil and December 2002 (8 months) (pound)nil), Engineered & Construction Products (pound)0.1 million (June 2002 (6 months) loss (pound)1.0 million and December 2002 (8 months) (pound)0.4 million). The split of the goodwill amortisation charged for the period, analysed by class of business, is Industrial & Automotive (pound)0.8 million (June 2002 (6 months) (pound)0.7 million and December 2002 (8 months) (pound)0.9 million), Air Systems Components (pound)4.1 million (June 2002 (6 months) (pound)4.4 million and December 2002 (8 months) (pound)5.6 million), Engineered & Construction Products (pound)0.2 million (June 2002 (6 months) (pound)0.2 million and December 2002 (8 months) (pound)0.3 million).


Details of acquisitions and disposals are disclosed in note 14.

                                                                                        5 July       29 June   31 December
                                                                                          2003          2002          2002
Operating expenses:                                                                  Unaudited     Unaudited       Audited
                                                                                      6 months      6 months      8 months
                                                                                       (pound)       (pound)       (pound)
                                                                                       million       million       million
Cost of sales                                                                          1,145.0       1,233.0       1,496.2
Distribution costs                                                                       187.1         208.4         254.3

Administration expenses                                                                  152.5       133.8          203.6
--------------------------------------------------------------------------------------------------------------------------
                                                                                       1,484.6     1,575.2        1,954.1
==========================================================================================================================


Notes to the half year's financial information prepared under accounting principles generally accepted in the United Kingdom continued

==========================================================================================================================

2. Turnover and operating profit for the six months ended 5 July 2003 (continued)

b. Operating exceptional items
                                                                                       5 July       29 June    31 December
                                                                                         2003          2002           2002
                                                                                    Unaudited     Unaudited        Audited
                                                                                     6 months      6 months       8 months
                                                                                      (pound)       (pound)        (pound)
                                                                                      million       million        million
Operating profit is after charging the following operating exceptional items:

Restructuring costs:

Industrial & Automotive                                                                  (4.5)        (15.1)         (22.2)
Air Systems Components                                                                   (2.3)         (1.6)          (8.2)
Engineered & Construction Products                                                       (9.1)            -           (1.6)
--------------------------------------------------------------------------------------------------------------------------
Total before tax                                                                        (15.9)        (16.7)         (32.0)
Tax attributable                                                                          5.1           5.1           12.5
--------------------------------------------------------------------------------------------------------------------------
Total after tax                                                                         (10.8)        (11.6)         (19.5)
==========================================================================================================================

==========================================================================================================================
3. Tax on profit on ordinary activities
                                                                                       5 July       29 June    31 December
                                                                                         2003          2002           2002
                                                                                    Unaudited     Unaudited        Audited
                                                                                     6 months      6 months       8 months
                                                                                      (pound)       (pound)        (pound)
                                                                                      million       million        million
UK                                                                                       (3.4)          2.2           (2.6)
Overseas                                                                                 28.9          39.3           36.5
Associated undertakings                                                                   0.1           0.3            0.5
Deferred tax                                                                                -          (6.8)          (5.2)
--------------------------------------------------------------------------------------------------------------------------
                                                                                         25.6          35.0           29.2
==========================================================================================================================

A tax charge of (pound)1.9 million (June 2002 (6 months) (pound)6.9 million and December 2002 (8 months) (pound)8.6 million) arises on the exceptional profits/losses on disposals of businesses.


Notes to the half year's financial information prepared under accounting principles generally accepted in the United Kingdom continued

--------------------------------------------------------------------------------
4. Earnings per share

Basic earnings per share are calculated on a profit of (pound)46.5 million (June 2002 (6 months) (pound)90.6 million and December 2002 (8 months) (pound)93.3 million), representing the profit for the period of (pound)10.9 million after adding back dividends payable to ordinary shareholders of (pound)35.6 million (June 2002 (6 months) profit of (pound)33.5 million and ordinary dividends of (pound)57.1 million and December 2002 (8 months) profit of (pound)31.4 million and ordinary dividends of (pound)61.9 million) and on 771,155,553 ordinary shares being the weighted average in issue during the period (June 2002 (6 months) 770,087,583 and December 2002 (8 months) 770,927,221).

Diluted earnings per share are calculated using an adjusted weighted average number of ordinary shares of 771,899,034 (June 2002 (6 months) 996,054,047 and December 2002 (8 months) 996,606,935) after allowing for the exercise of 743,481 share options (June 2002 (6 months) 1,769,639 and December 2002 (8 months) 1,498,374) and are calculated on a profit, as stated above, of (pound)46.5 million (June 2002 (6 months) (pound)110.5 million and December 2002 (8 months) (pound)117.8 million). Based upon this profit the preference shares are anti-dilutive at 5 July 2003 and therefore have been excluded from the calculation. In June 2002 (6 months) and December 2002 (8 months) the preference shares were dilutive and the weighted average number of shares also allowed for the conversion of preference shares equating to 224,196,825 and 224,181,340 ordinary shares respectively and earnings were adjusted for the preference dividend of (pound)19.9 million and (pound)24.5 million respectively.

The directors have also presented the earnings per share before exceptional items relating to the disposal of businesses and goodwill amortisation on the basis that they believe it represents a useful measure of underlying year on year performance.

Basic earnings per share after operating exceptional items and before goodwill amortisation and exceptional losses relating to the disposal of and exit from businesses and the profit on disposal of fixed assets, are calculated on profit attributable to ordinary shareholders of (pound)70.3 million (June 2002 (6 months) (pound)90.1 million and December 2002 (8 months) (pound)95.9 million), which is stated before goodwill amortisation after tax of (pound)3.5 million (June 2002 (6 months) (pound)3.6 million and December 2002 (8 months) (pound)4.6 million) and exceptional losses relating to the disposal of and exit from businesses, and the profit on disposal of fixed assets, after tax of (pound)20.3 million (June 2002 (6 months) profit (pound)4.1 million and December 2002 (8 months) profit (pound)2.0 million).

Diluted earnings per share before goodwill amortisation and exceptional losses relating to the disposal of and exit from businesses, and the profit on disposal of fixed assets, are based on adjusted earnings of (pound)87.9 million (June 2002 (6 months) (pound)110.0 million and December 2002 (8 months) (pound)120.4 million). Based upon these earnings the preference shares are dilutive for all periods. Therefore diluted earnings per share before goodwill amortisation and exceptional losses relating to the disposal of and exit from businesses and the profit on disposal of fixed assets for the current period are calculated on an adjusted weighted average number of ordinary shares of 996,079,110 after adjusting for the conversion of preference shares equating to 224,180,075 ordinary shares and the preference dividend of (pound)17.6 million.

=============================================================================================================================
5. Dividends on equity and non-equity shares
                                                                                    5 July       29 June     31 December
                                                                                      2003          2002            2002
Ordinary shares:                                                                 Unaudited     Unaudited         Audited
                                                                                  6 months      6 months        8 months
                                                                                   (pound)       (pound)         (pound)
                                                                                   million       million         million
First interim 4.60p (December 2002 - 4.60p. Paid 7 April 2003) to be paid 10
November 2003                                                                         35.6             -            35.6
Second interim nil (December 2002 - 3.40p. Paid 7 April 2003)                            -             -            26.3
Final nil (June 2002 - 7.40p. Paid 7 October 2002)                                       -          57.1               -
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      35.6          57.1            61.9
=============================================================================================================================

                                                                   Redeemable
Preference shares:                                    Convertible convertible
                                                       cumulative  cumulative
                                                          (pound)     (pound)
                                                          million     million
Accrued at 31 December 2002                                  (2.3)       (2.1)       (4.4)         (4.1)           (8.1)
Foreign exchange translation                                    -           -           -          (0.4)            0.4
Paid during period                                            9.0         8.3        17.3          19.5            27.8
Accrued at 5 July 2003                                        2.4         2.3         4.7           4.9             4.4
-----------------------------------------------------------------------------------------------------------------------------
                                                              9.1         8.5        17.6          19.9            24.5
-----------------------------------------------------------------------------------------------------------------------------
Total dividends                                                                      53.2          77.0            86.4
=============================================================================================================================

The timing of the dividends proposed in the year to 30 April 2002 and in the 8 months to 31 December 2002 was such that a final, rather than an interim, dividend fell in the comparative period. The interim dividend of 4.6p declared in the six months ended 5 July 2003 is equivalent to the interim divided paid during the Group's last twelve month accounting period ended 30 April 2002.

Notes to the half year's financial information prepared under accounting principles generally accepted in the United Kingdom continued

================================================================================
6. Reconciliation of operating profit to operating cash flows

                                                                                       5 July    29 June        31 December

                                                                                       5 July       29 June    31 December
                                                                                         2003          2002           2002
                                                                                    Unaudited     Unaudited        Audited
                                                                                     6 months      6 months       8 months
                                                                                      (pound)       (pound)        (pound)
                                                                                      million       million        million
Operating profit                                                                        114.4         138.0          143.1
Depreciation (net of capital government grants)                                          64.2          65.5           84.4
Loss/(profit) on sale of tangible fixed assets                                            0.2           0.4           (0.7)
Amortisation of goodwill                                                                  5.1           5.3            6.8
Amortisation of long term loyalty plan shares                                             0.2           0.4            0.4
Post-retirement benefits                                                                 (2.2)         (0.6)          (2.0)
Other provisions                                                                         (2.1)         10.7            1.0
(Increase)/decrease in stock                                                            (13.0)         29.2          (28.0)
(Increase)/decrease in debtors                                                          (31.3)         (4.3)          27.1
Increase/(decrease) in creditors                                                          0.8          10.5          (14.2)
----------------------------------------------------------------------------------------------------------------------------
Net cash inflow from operating activities                                               136.3         255.1          217.9
============================================================================================================================


Notes to the half year's financial information prepared under accounting principles generally accepted in the United Kingdom continued

============================================================================================================================
7. Analysis of cash flow for headings netted in the consolidated cash flow statement
                                                                                         5 July     29 June  31 December
                                                                                           2003        2002         2002
Returns on investments and servicing of finance:                                      Unaudited   Unaudited      Audited
                                                                                       6 months    6 months     8 months
                                                                                        (pound)     (pound)      (pound)
                                                                                        million     million      million
Interest received                                                                           1.5        19.2         23.0
Interest paid                                                                              (2.0)      (16.3)       (26.6)
Interest element of finance lease rental payments                                          (0.6)       (0.6)        (0.8)
Preference dividends paid                                                                 (17.3)      (19.5)       (27.8)
Investment by minority shareholder                                                            -         5.0          3.2
Dividends paid to subsidiary companies' minority shareholders                              (2.5)       (5.6)        (4.4)
----------------------------------------------------------------------------------------------------------------------------
Net cash outflow from returns on investments and servicing of finance                     (20.9)      (17.8)       (33.4)
============================================================================================================================

Tax received/(paid):

Tax paid                                                                                  (21.0)      (21.7)       (67.4)
Tax received                                                                               27.2         8.0          7.9
----------------------------------------------------------------------------------------------------------------------------
Net cash inflow/(outflow) from tax received/(paid)                                          6.2       (13.7)       (59.5)
============================================================================================================================

Capital expenditure:

Purchase of tangible fixed assets                                                         (67.1)      (74.0)      (105.8)
Sale of tangible fixed assets                                                              15.8         3.3         11.2
----------------------------------------------------------------------------------------------------------------------------
Net cash outflow from capital expenditure                                                 (51.3)      (70.7)       (94.6)
============================================================================================================================

Financial investment:

Purchase of fixed asset investments                                                           -           -         (0.2)
Sale of fixed asset investments                                                               -           -          0.1
----------------------------------------------------------------------------------------------------------------------------
Net cash outflow from financial investment                                                    -           -         (0.1)
============================================================================================================================

Acquisitions and disposals:

Purchase of subsidiary undertakings                                                      (154.8)          -        (10.9)
Net cash/(overdrafts) acquired with subsidiary undertakings                                11.0           -         (0.3)
Sale of subsidiary undertakings                                                            11.3        57.1         56.2
Net cash disposed with subsidiary undertakings                                             (1.5)       (0.1)        (0.1)
--------------------------------------------------------------------------------------------------------------------------
                                                                                         (134.0)       57.0         44.9
==========================================================================================================================

Financing:

Share issues (net of costs)                                                                   -         1.8          1.1
Buy back of own shares                                                                        -        (0.2)           -
Mark to market of hedging instruments                                                         -        (6.1)           -
Debt due within one year:
                                                                                     -------------------------------------
Decrease in short term borrowings                                                          (0.3)       (1.3)        (7.1)
Additional bank loans                                                                       3.3         1.0          1.2
Repayment of other loans                                                                   (0.3)       (1.1)        (1.5)
Debt due after more than one year:
Repayment of bank and other loans                                                          (3.7)       (0.9)       (11.5)
Capital element of finance lease rental payments                                           (2.0)       (1.7)        (1.0)
--------------------------------------------------------------------------------------------------------------------------
Cash flow decreasing debt and lease financing                                              (3.0)       (4.0)       (19.9)
--------------------------------------------------------------------------------------------------------------------------
Net cash outflow from financing                                                            (3.0)       (8.5)       (18.8)
==========================================================================================================================

Notes to the half year's financial information prepared under accounting principles generally accepted in the United Kingdom continued

==========================================================================================================================
7. Analysis of cash flow for headings netted in the consolidated cash flow statement (continued)

                                                                                         5 July     29 June  31 December
                                                                                           2003        2002         2002
Management of liquid resources:                                                       Unaudited   Unaudited      Audited
                                                                                       6 months    6 months     8 months
                                                                                        (pound)     (pound)      (pound)
                                                                                        million     million      million
Decrease/(increase) in cash on deposit                                                     84.0      (119.4)       109.2
(Increase)/decrease in collateralized cash                                                 (0.8)        2.1          0.2
--------------------------------------------------------------------------------------------------------------------------
Cash flow decreasing cash on deposit and collateralized cash                               83.2      (117.3)       109.4
==========================================================================================================================

==========================================================================================================================
8. Analysis of net funds
                                               5 July                Acquisitions        Other                31 December
                                                 2003               (excl. cash &     non-cash   Exchange            2002
                                            Unaudited     Cash flow   overdrafts)      changes   movement         Audited
                                              (pound)       (pound)       (pound)      (pound)    (pound)         (pound)
                                              million       million       million      million    million         million
Cash on demand                                  160.9         (42.6)            -            -        4.6           198.9
Overdrafts                                       (3.8)         (2.6)            -            -        0.6            (1.8)
                                                          -----------
                                                              (45.2)
                                                          -----------
Debt due after more than one year              (153.1)          3.7          (2.8)           -        0.1          (154.1)
Debt due within one year                        (16.5)         (2.7)            -            -       (1.8)          (12.0)
Finance leases                                  (17.6)          2.0             -         (2.5)       0.4           (17.5)
                                                          -----------
                                                                3.0
                                                          -----------
Cash on deposit                                  57.4         (84.0)            -            -       (1.2)          142.6

Collateralized cash                               2.3           0.8             -          -              -            1.5
                                                        -------------
                                                              (83.2)
                                                        -------------

---------------------------------------------------------------------------------------------------------------------------
Net funds                                         29.6       (125.4)         (2.8)       (2.5)         2.7           157.6
===========================================================================================================================

===========================================================================================================================
9. Debtors
                                                                                      5 July        29 June    31 December
                                                                                        2003           2002           2002
                                                                                   Unaudited      Unaudited        Audited
                                                                             (pound) million (pound)million (pound)million
Amounts falling due within one year:

Trade debtors                                                                          461.7          485.3          405.6

Amounts recoverable on long term contracts                                              10.2           10.5           13.4

Corporation tax                                                                         14.2           12.6           32.5

Deferred tax                                                                            31.4           37.3           32.2

Other taxes and social security                                                          5.3            5.1            4.8

Other debtors                                                                           29.0           27.0           35.9

Prepayments and accrued income                                                          50.9           56.4           55.9

Collateralized cash                                                                      2.3            1.6            1.5

---------------------------------------------------------------------------------------------------------------------------
                                                                                       605.0          635.8          581.8

Amounts falling due after more than one year:

Deferred tax                                                                            14.3            9.7           14.5

Other debtors                                                                           25.6           33.7           28.2
---------------------------------------------------------------------------------------------------------------------------
                                                                                       644.9          679.2          624.5
===========================================================================================================================
Notes to the half year's financial information prepared under accounting principles generally accepted in the United Kingdom continued

===========================================================================================================================
10. Creditors: amounts falling due within one year
                                                                                      5 July        29 June    31 December
                                                                                        2003           2002           2002
                                                                                   Unaudited      Unaudited        Audited
                                                                             (pound) million (pound)million (pound)million
Unsecured loan notes                                                                     0.4            1.8            0.4

Other loans                                                                              0.2            0.7            0.5

Obligations under finance leases                                                         3.8            3.8            3.6

Bank loans and overdrafts                                                               19.7           20.3           12.8

Amounts due on long term contracts                                                       1.0            0.8            0.9

Trade creditors                                                                        216.2          225.5          193.6

Bills of exchange payable                                                                1.6            1.4            1.6

Corporation tax                                                                         17.3           30.3            5.0

Other taxes and social security                                                         15.6           14.0           12.9

Other creditors                                                                         56.6           72.5           63.9

Proposed and accrued dividends                                                          40.3           62.0           66.3

Accruals and deferred income                                                           125.8          131.8          128.7

---------------------------------------------------------------------------------------------------------------------------
                                                                                       498.5          564.9          490.2

===========================================================================================================================

===========================================================================================================================
11. Creditors: amounts falling due after more than one year
                                                                                      5 July        29 June    31 December
                                                                                        2003           2002           2002

                                                                                   Unaudited      Unaudited        Audited
                                                                              (pound)million (pound)million (pound)million
Other loans                                                                            152.4          163.0          152.5
Obligations under finance leases                                                        13.8           15.0           13.9
Bank loans                                                                               0.7            2.8            1.7
Other creditors                                                                         70.3           69.9           70.6
Accruals and deferred income                                                             4.2            4.3            4.6
---------------------------------------------------------------------------------------------------------------------------
                                                                                       241.4          255.0          243.3

===========================================================================================================================

===========================================================================================================================
12. Provisions for liabilities and charges
                                                         Post-
                                                    retirement       Deferred      Other tax          Other
                                                      benefits            tax     provisions     provisions          Total
                                                (pound)million (pound)million (pound)million (pound)million (pound)million

At 31 December 2002 (Audited)                            183.8            5.3          266.6           64.1          519.8

Foreign exchange translation                              (5.0)           0.3           (3.5)          (0.3)          (8.5)

Subsidiaries acquired                                        -           10.1              -              -           10.1

Charge for the period                                      5.4              -              -           37.9           43.3

Released in the period                                       -              -              -          (33.1)         (33.1)

Utilised during the period                                (7.6)             -              -          (10.0)         (17.6)

Subsidiaries disposed                                        -           (0.8)             -              -           (0.8)

---------------------------------------------------------------------------------------------------------------------------
At 5 July 2003 (Unaudited)                               176.6           14.9          263.1           58.6          513.2
===========================================================================================================================

Other provisions include provisions for restructuring costs, disposals and warranties.

Notes to the half year's financial information prepared under accounting principles generally accepted in the United Kingdom continued

================================================================================

13. Contingencies

The Group is from time to time a party to legal proceedings and claims, which arise in the ordinary course of business. The directors do not anticipate that the outcome of any of these proceedings and claims, either individually or in aggregate, will have a material adverse effect upon the Group's financial position.

================================================================================
14. Acquisitions and disposals

Acquisition
On 17 June 2003 Tomkins acquired Stackpole Limited for a cash consideration of Cdn$350 million ((pound)154.3 million). Goodwill of (pound)83.1 million, the calculation of which is before the adjustment of assets to fair value and is therefore provisional, has been capitalised on acquisition.

Disposals
On 27 January 2003 Tomkins sold the business and assets of Milliken Valve Company Inc. for a cash consideration of US$7.3 million ((pound)4.5 million), resulting in a small gain on disposal.

On 30 June 2003 Tomkins sold its 62.4% investment in the business and assets of Cobra Investments (Pty) Limited for a cash consideration of (pound)7.4 million of which (pound)1.7 million was deferred. (pound)21.0 million of goodwill previously written off to reserves was written off to the profit and loss account, resulting in a loss on disposal of (pound)24.3 million.

================================================================================
15. Post balance sheet events

At an extraordinary general meeting held on 11 August 2003, approval was given for the early redemption of the US dollar denominated 4.344% voting redeemable convertible cumulative preference shares of US$50 each at a redemption price of US$48.50 per share. On the same day, approval was given for the early redemption at a separate class meeting of redeemable preference shareholders. The shares were redeemed on 26 August 2003.

On 22 August 2003 Tomkins sold Gates Formed-Fibre Products, Inc., for a cash consideration of US$47.0 million ((pound)29.9 million) resulting in a net gain on disposal of (pound)6.7 million before costs and after charging (pound)8.9 million of goodwill previously written off to reserves.

================================================================================
16. Basis of preparation

The interim financial statements are for the 186 days ended 5 July 2003. The comparative figures are for the 189 days ended 29 June 2002 and the 245 days ended 31 December 2002.

The interim financial statements for the six months ended 5 July 2003, which were approved by the directors on 28 August 2003, have been prepared in accordance with the accounting policies detailed in the financial statements for the eight months ended 31 December 2002.

The interim financial statements for the six months ended 5 July 2003 are unaudited, but have been reviewed by the auditors and their report to the Company is set out below.

The information presented for the three months ended 5 July 2003 and the comparative period are unaudited and are not subject to review by the auditors.

The financial information for the eight months ended 31 December 2002 has been extracted from the December 2002 Report & Accounts, but does not comprise statutory financial statements for the purpose of Section 240 of the Companies Act 1985. A copy of those statements has been filed with the Registrar of Companies on which an unqualified report has been made by the auditors under
Section 237(2) or 237(3) of the Companies Act 1985.


Independent review report to Tomkins plc

================================================================================

Introduction

We have been instructed by the Company to review the financial information for the six months ended 5 July 2003 which comprises the profit and loss account, the cash flow statement, reconciliation of net cash flow to movements in net funds, the balance sheet, the statement of total recognised gains and losses, the reconciliation of movement in shareholders' funds and related notes 2 to 16. We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information.

This report is made solely to the company in accordance with Bulletin 1999/4 issued by the Auditing Practices Board. Our work has been undertaken so that we might state to the company those matters we are required to state to them in an independent review report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company for our review work, for this report, or the conclusions we have formed.

Directors' responsibilities

The interim report, including the financial information contained therein, is the responsibility of, and has been approved by, the directors. The directors are responsible for preparing the interim report in accordance with the Listing Rules of the Financial Services Authority which require that the accounting policies and presentation applied to the interim figures should be consistent with those applied in preparing the preceding annual accounts except where any changes, and the reasons for them, are disclosed.

Review work performed

We conducted our review in accordance with the guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board for use in the United Kingdom. A review consists principally of making enquiries of group management and applying analytical procedures to the financial information and underlying financial data and, based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit performed in accordance with United Kingdom auditing standards and therefore provides a lower level of assurance than an audit. Accordingly, we do not express an audit opinion on the financial information.

Review conclusion

On the basis of our review we are not aware of any material modifications that should be made to the financial information as presented for the six months ended 5 July 2003.

Deloitte & Touche LLP
Chartered Accountants
London

28 August 2003

Information prepared under accounting principles generally accepted in the United Kingdom (Unaudited)

===========================================================================================================================

                                                                                Engineered &
                                                  Industrial &    Air Systems   Construction        Central
                                                    Automotive     Components       Products          Costs          Total
                                                (pound)million (pound)million (pound)million (pound)million (pound)million
Three months ended 5 July 2003
Turnover                                                 477.9          111.5          190.1              -          779.5
===========================================================================================================================
Operating profit before operating exceptional
items and goodwill amortisation                           46.9           10.4           18.3           (7.0)          68.6

Operating exceptional items                               (2.9)          (0.9)          (6.2)             -          (10.0)
---------------------------------------------------------------------------------------------------------------------------
Operating profit before goodwill amortisation             44.0            9.5           12.1           (7.0)          58.6

Goodwill amortisation                                     (0.5)          (2.0)          (0.1)             -           (2.6)
---------------------------------------------------------------------------------------------------------------------------
Operating profit                                          43.5            7.5           12.0           (7.0)          56.0
===========================================================================================================================
Operating profit margin, before operating
exceptional items and goodwill amortisation                9.8%           9.3%           9.6%             -            8.8%
===========================================================================================================================

Six months ended 5 July 2003

Turnover                                                 990.3          227.3          381.4              -        1,599.0
===========================================================================================================================
Operating profit before operating exceptional
items and goodwill amortisation                           97.8           17.3           32.6          (11.7)         136.0

Operating exceptional items                               (4.5)          (2.3)          (9.1)             -          (15.9)
---------------------------------------------------------------------------------------------------------------------------
Operating profit before goodwill amortisation             93.3           15.0           23.5          (11.7)         120.1

Goodwill amortisation                                     (0.8)          (4.1)          (0.2)             -           (5.1)
---------------------------------------------------------------------------------------------------------------------------
Operating profit                                          92.5           10.9           23.3          (11.7)         115.0
===========================================================================================================================
Operating profit margin, before operating
exceptional items and goodwill amortisation                9.9%           7.6%           8.5%             -            8.5%
===========================================================================================================================

Three months ended 29 June 2002

Turnover                                                 501.6          133.0          216.2              -          850.8
===========================================================================================================================
Operating profit before operating exceptional
items and goodwill amortisation                           49.2           15.4           24.6           (1.6)          87.6

Operating exceptional items                               (5.9)          (1.6)             -              -           (7.5)
---------------------------------------------------------------------------------------------------------------------------
Operating profit before goodwill amortisation             43.3           13.8           24.6           (1.6)          80.1

Goodwill amortisation                                     (0.3)          (2.2)          (0.1)             -           (2.6)
---------------------------------------------------------------------------------------------------------------------------
Operating profit                                          43.0           11.6           24.5           (1.6)          77.5
===========================================================================================================================
Operating profit margin, before operating
exceptional items and goodwill amortisation                9.8%          11.6%          11.4%             -           10.3%
===========================================================================================================================

Six months ended 29 June 2002

Turnover                                               1,017.2          264.8          431.2              -        1,713.2
===========================================================================================================================
Operating profit before operating exceptional
items and goodwill amortisation                           95.8           27.3           40.6           (4.7)         159.0

===========================================================================================================================


Operating exceptional items                              (15.1)          (1.6)             -              -          (16.7)
---------------------------------------------------------------------------------------------------------------------------
Operating profit before goodwill amortisation             80.7           25.7           40.6           (4.7)         142.3

Goodwill amortisation                                     (0.7)          (4.4)          (0.2)             -           (5.3)
---------------------------------------------------------------------------------------------------------------------------
Operating profit                                          80.0           21.3           40.4           (4.7)         137.0
===========================================================================================================================
Operating profit margin, before operating
exceptional items and goodwill amortisation                9.4%          10.3%           9.4%             -            9.3%

===========================================================================================================================


7. Financial INFORMATION in US DOLLARS under US GAAP

Consolidated profit and loss account for the three months ended 5 July 2003 prepared under accounting principles generally accepted in the United States of America (Unaudited)

===========================================================================================================================

For the three months ended 5 July 2003                                                               5 July        29 June
                                                                                                       2003           2002
                                                                                                   3 months       3 months
                                                                                                  $ million      $ million
                                                                                   Notes
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                                           a               1,236.1        1,187.8

Cost of sales                                                                                        (877.7)        (839.9)
---------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                                          358.4          347.9

Selling, general and administrative expenses                                                         (272.4)        (230.4)
---------------------------------------------------------------------------------------------------------------------------
Operating income from continuing operations                                         a                  86.0          117.5

Interest income                                                                                         5.4           12.8

Interest expense                                                                                       (5.9)         (13.1)

Other income/(expense)                                                                                 10.5           (6.6)
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before taxes, minority interest, equity in net

income of associates and change in accounting principle                                                96.0          110.6

Income taxes                                                                                          (15.8)         (16.4)
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before minority interest, equity in net income

of associates and change in accounting principle                                                       80.2           94.2

Minority interest                                                                                      (3.9)          (2.3)

Equity in net income/(loss) of associates                                                               0.4           (1.3)
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before change in accounting principle                                76.7           90.6

Income/(loss) from discontinued operations, net of tax of $0.5m ($nil)                                  1.9           (0.6)

Gain on disposal of discontinued operations, net of tax of $1.2m ($10.0m)                              46.9            2.2
---------------------------------------------------------------------------------------------------------------------------
Income before change in accounting principle                                                          125.5           92.2

Effect of change in accounting principle, net of tax of $nil                                              -          (47.3)
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                                            125.5           44.9

===========================================================================================================================

Net income per common share

Basic

Income from continuing operations                                                                     8.12c          9.84c

Gain on disposal of discontinued operations                                                           6.08c          0.29c

Income/(loss) from discontinued operations                                                            0.25c         (0.08c)

---------------------------------------------------------------------------------------------------------------------------
Income before change in accounting principle                                                         14.45c         10.05c

Effect of change in accounting principle                                                                  -         (6.14c)
---------------------------------------------------------------------------------------------------------------------------
Income after change in accounting principle                                                          14.45c          3.91c

---------------------------------------------------------------------------------------------------------------------------
Diluted

Income from continuing operations                                                                     7.64c          9.09c

Gain on disposal of discontinued operations                                                           4.71c          0.22c

Income/(loss) from discontinued operations                                                            0.19c         (0.06c)
---------------------------------------------------------------------------------------------------------------------------
Income before change in accounting principle                                                         12.54c          9.25c

Effect of change in accounting principle                                                                  -         (4.75c)
---------------------------------------------------------------------------------------------------------------------------
Income after change in accounting principle                                                          12.54c          4.50c
---------------------------------------------------------------------------------------------------------------------------

===========================================================================================================================

Consolidated profit and loss account for the six months ended 5 July 2003 prepared under accounting principles generally accepted in the United States of America (Unaudited)

===========================================================================================================================

For the six months ended 5 July 2003                                                  5 July        29 June    31 December
                                                                                        2003           2002           2002
                                                                                    6 months       6 months       8 months
                                                                                   $ million      $ million      $ million
                                                                            Notes
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                                     a      2,507.2        2,361.7        3,111.0

Cost of sales                                                                       (1,791.4)      (1,694.6)      (2,215.9)

---------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                           715.8          667.1          895.1

Selling, general and administrative expenses                                          (533.0)        (476.5)        (707.4)

---------------------------------------------------------------------------------------------------------------------------
Operating income from continuing operations                                   a        182.8          190.6          187.7

Interest income                                                                         11.3           31.7           27.6

Interest expense                                                                       (11.0)         (27.5)         (26.4)

Other income/(expense)                                                                  18.0          (12.9)          16.1

---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before taxes, minority interest, equity in

net income of associates and change in accounting principle                            201.1          181.9          205.0

Income taxes                                                                           (42.0)         (37.8)         (35.9)

---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before minority interest, equity in net

income of associates and change in accounting principle                                159.1          144.1          169.1

Minority interest                                                                       (7.2)          (4.2)          (8.1)

Equity in net income/(loss) of associates                                                1.0           (1.4)           1.1

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before change in accounting principle                152.9          138.5          162.1

Income from discontinued operations, net of tax of $1.1m, ($0.6m), ($2.6m)               4.0            2.3            7.1

Gain/(loss) on disposal of discontinued operations, net of tax of $3.1m,

($10.0m), ($13.2m)                                                                      49.0            2.2           (0.8)

---------------------------------------------------------------------------------------------------------------------------
Income before change in accounting principle                                           205.9          143.0          168.4

Effect of change in accounting principle, net of tax of $nil                               -          (47.3)         (50.1)

---------------------------------------------------------------------------------------------------------------------------
Net income                                                                             205.9           95.7          118.3

===========================================================================================================================

Net income per common share

Basic

Income from continuing operations                                                     16.15c         14.24c         16.15c

Gain/(loss) on disposal of discontinued operations                                     6.35c          0.29c         (0.10c)

Income from discontinued operations                                                    0.52c          0.30c          0.92c

---------------------------------------------------------------------------------------------------------------------------
Income before change in accounting principle                                          23.02c         14.83c         16.97c

Effect of change in accounting principle                                                   -         (6.14c)        (6.50c)

---------------------------------------------------------------------------------------------------------------------------
Income after change in accounting principle                                     b     23.02c          8.69c         10.47c

---------------------------------------------------------------------------------------------------------------------------
Diluted

Income from continuing operations                                                     15.35c         13.91c         16.27c

Gain/(loss) on disposal of discontinued operations                                     4.92c          0.22c         (0.08c)

Income from discontinued operations                                                    0.40c          0.23c          0.71c

---------------------------------------------------------------------------------------------------------------------------
Income before change in accounting principle                                          20.67c         14.36c         16.90c

Effect of change in accounting principle                                                   -         (4.75c)        (5.03c)

---------------------------------------------------------------------------------------------------------------------------
Income after change in accounting principle                                     b     20.67c          9.61c         11.87c
---------------------------------------------------------------------------------------------------------------------------

===========================================================================================================================


Consolidated cash flow statement prepared under accounting principles generally accepted in the United States of America (Unaudited)

===========================================================================================================================
                                                                                      5 July        29 June    31 December
                                                                                        2003           2002           2002
                                                                                    6 months       6 months       8 months
                                                                                   $ million      $ million      $ million
---------------------------------------------------------------------------------------------------------------------------
Cash flow from operating activities

Net income                                                                             205.9           95.7          118.3

Depreciation and amortisation                                                          100.4          158.9          224.0

Deferred income taxes                                                                    5.0           (2.3)           6.9

Unremitted equity (earnings)/losses                                                     (0.8)           2.0           (0.3)

Income from discontinued operations                                                     (4.0)          (2.3)          (7.1)

(Gain)/loss on disposal of business                                                    (49.0)          (2.2)           0.8

Minority interest                                                                        7.2            4.2            8.1

Other non cash items (net)                                                               2.9            1.7           (5.7)

(Increase)/decrease in accounts receivable                                             (68.0)           5.8           28.7

(Increase)/decrease in inventory                                                       (18.8)          44.3          (43.1)

Increase/(decrease) in accounts payable and accrued liabilities (net)                   48.3           48.1          (87.6)

---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                              229.1          353.9          243.0

---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities

Capital expenditure                                                                    (82.2)        (101.2)        (143.7)

Proceeds from the sale of assets                                                        16.1           83.0           82.7

Investment in subsidiaries, net of cash acquired                                      (242.0)             -          (17.7)

Other (net)                                                                                -            7.2            4.7

---------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                 (308.1)         (11.0)         (74.0)

---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities

Bank loans                                                                               1.6         (180.1)         (82.4)

Issuance of shares                                                                         -              -            1.7

Dividend payments                                                                     (127.8)         (87.7)        (138.4)

Other (net)                                                                                -           (6.5)             -

---------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                 (126.2)        (274.3)        (219.1)

---------------------------------------------------------------------------------------------------------------------------

Net cash (used)/provided by discontinued operations                                     (5.3)          (1.8)           6.1

Effect of exchange rate changes on cash                                                 26.1           16.4           16.8

---------------------------------------------------------------------------------------------------------------------------
Net (decrease)/ increase in cash and cash equivalents                                 (184.4)          83.2          (27.2)

Cash and cash equivalents at beginning of period                                       552.2          543.6          579.4

---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                             367.8          626.8          552.2

===========================================================================================================================

Supplemental schedule of investing and financing activities:

Cash received/(paid) during the period for interest                                     (1.8)           3.3           (6.8)

Cash received/(paid) during the period for income taxes                                 10.0          (19.8)         (91.2)

Non cash investing and financing activities:

Capital lease additions                                                                 (4.0)             -              -

===========================================================================================================================

Consolidated balance sheet prepared under accounting principles generally accepted in the United States of America (Unaudited)

===========================================================================================================================
                                                                                      5 July        29 June    31 December
                                                                                        2003           2002           2002
                                                                                   $ million      $ million      $ million
---------------------------------------------------------------------------------------------------------------------------
Assets

Current assets

Cash and cash equivalents                                                              367.8          626.8          552.2

Accounts receivable (net)                                                              816.2          775.6          719.7

Inventories (net)                                                                      650.6          595.4          625.0

Deferred income taxes                                                                   48.0           34.9           53.1

Prepayments and other assets                                                           131.7          102.1          117.5

Assets held for resale                                                                  32.1              -              -

---------------------------------------------------------------------------------------------------------------------------

Total current assets                                                                 2,046.4        2,134.8        2,067.5

Long term assets

Property, plant and equipment                                                        1,401.8        1,265.9        1,288.5

Goodwill                                                                             1,812.1        1,697.6        1,670.3

Intangible assets                                                                        0.5            0.8            0.6

Deferred income taxes                                                                  114.2           86.1          125.6

Other long term assets                                                                  45.7           47.6           48.2
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                                         5,420.7        5,232.8        5,200.7

===========================================================================================================================
Liabilities and shareholders' equity

Current liabilities

Bank loans                                                                              40.2           40.5           27.9

Accounts payable                                                                       372.3          350.7          321.7

Other current liabilities                                                              366.4          502.3          415.5

Taxes payable                                                                          443.9          431.7          384.9

Liabilities held for resale                                                              9.7              -              -

---------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                            1,232.5        1,325.2        1,150.0

Long term liabilities

Bank loans, long term                                                                  278.3          275.6          270.6

Pension obligations                                                                    296.8           88.9          306.2

Post retirement obligations other than pensions                                        294.5          299.2          295.9

Other long term liabilities                                                             56.0           61.0           56.3

---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                    2,158.1        2,049.9        2,079.0

---------------------------------------------------------------------------------------------------------------------------
Redeemable convertible cumulative preference shares, par value $50; authorised
shares - 25,200,000; issued and outstanding shares - 12,438,282 (29 June 2002:         621.9          621.9          621.9
12,438,282; 31 December 2002: 12,438,282)

Minority interest                                                                       56.2           54.3           61.2

Shareholders' equity
                                                                                -------------------------------------------
Common stock, par value 5p; authorised shares - 1,585,164,220; issued and               64.5           58.8           62.3
outstanding shares - 772,979,986 (29 June 2002: 772,045,380; 31 December 2002:
772,973,339)

Convertible cumulative preferred stock, par value $50; authorised shares -             562.2          514.0          542.9
13,920,000; issued and outstanding shares - 10,507,478 (29 June 2002:
10,507,478; 31 December 2002: 10,507,478)

Treasury stock                                                                          (7.3)         (5.9)           (7.1)

Additional paid-in capital                                                             153.7          137.5          148.4

Retained earnings                                                                    2,020.8        1,863.2        1,942.9

Restricted reserves                                                                    111.0          101.5          107.2

Accumulated other comprehensive income                                                (320.4)        (162.4)        (358.0)

---------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                           2,584.5        2,506.7        2,438.6

---------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                           5,420.7        5,232.8        5,200.7

===========================================================================================================================

Notes to the half year's financial statements prepared under accounting principles generally accepted in the United States of America (Unaudited)


===========================================================================================================================
a. Analysis by business segment

---------------------------------------------------------------------------------------------------------------------------
                                                                                                     5 July        29 June
(i) Three months ended 5 July 2003                                                                     2003           2002
                                                                                                   3 months       3 months
                                                                                                  $ million      $ million
Net sales

Industrial & Automotive                                                                               758.6          698.0

Air Systems Components                                                                                181.6          194.8

Engineered & Construction Products                                                                    295.9          295.0

---------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,236.1        1,187.8

---------------------------------------------------------------------------------------------------------------------------
Operating income

Industrial & Automotive                                                                                57.1           68.8

Air Systems Components                                                                                 15.4           20.6

Engineered & Construction Products                                                                     29.3           36.9

Central Costs                                                                                         (15.8)          (4.1)

---------------------------------------------------------------------------------------------------------------------------
                                                                                                       86.0          122.2

Goodwill amortisation                                                                                     -           (4.7)

---------------------------------------------------------------------------------------------------------------------------
                                                                                                       86.0          117.5
===========================================================================================================================

                                                                                      5 July        29 June    31 December
(ii) Six months ended 5 July 2003                                                       2003           2002           2002
                                                                                    6 months       6 months       8 months
                                                                                   $ million      $ million      $ million
Net sales

Industrial & Automotive                                                              1,553.5        1,395.5        1,874.0

Air Systems Components                                                                 366.1          383.3          499.5

Engineered & Construction Products                                                     587.6          582.9          737.5

---------------------------------------------------------------------------------------------------------------------------
                                                                                     2,507.2        2,361.7        3,111.0

---------------------------------------------------------------------------------------------------------------------------
Operating income

Industrial & Automotive                                                                133.8          122.3          127.8

Air Systems Components                                                                  24.3           37.9           39.3

Engineered & Construction Products                                                      46.9           59.1           84.6

Central Costs                                                                          (22.2)         (11.0)         (16.6)

---------------------------------------------------------------------------------------------------------------------------
                                                                                       182.8          208.3          235.1

Goodwill amortisation and impairment                                                       -          (17.7)         (47.4)

---------------------------------------------------------------------------------------------------------------------------
                                                                                       182.8          190.6          187.7

===========================================================================================================================

Tomkins adopted US Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" with effect from 1 May 2002. As a result there was no goodwill amortisation charged to operating profit in the six months ended 5 July 2003 under US GAAP, whilst the six months ended 29 June 2002 included goodwill amortisation of $17.7 million (eight months ended 31 December 2002 $nil). For the eight months ended 31 December 2002 there was a goodwill impairment charge of $47.4 million.


================================================================================
b. Net income per common share

Basic net income per common share is calculated on an income of $177.5 million (June 2002 (6 months) $66.9 million and December 2002 (8 months) $80.7 million), representing the net income for the period after adjusting for the preference dividend of $28.4 million (June 2002 (6 months) $28.8 million and December 2002 (8 months) $37.6 million), and on 771,155,553 ordinary shares being the weighted average in issue during the period (June 2002 (6 months) 770,087,583 and December 2002 (8 months) 770,927,221).

Diluted net income per common share is calculated on an adjusted weighted average number of ordinary shares of 996,079,109 (June 2002 (6 months) 996,054,047 and December 2002 (8 months) 996,606,935) after allowing for the exercise of 743,481 share options (June 2002 (6 months) 1,769,639 and December 2002 (8 months) 1,498,374) and is calculated on an income of $205.9 million (June 2002 (6 months) $95.7 million and December 2002 (8 months) $118.3 million). The weighted average number of shares also allows for the conversion of preference shares equating to 224,180,075 ordinary shares (June 2002 (6 months) 224,196,825 and December 2002 (8 months) 224,181,340) and income was adjusted for the preference dividend of $28.4 million (June 2002 (6 months) $28.8 million and December 2002 (8 months) $37.6 million).

The change in accounting principle in the six months ended 29 June 2002 relates to the Tomkins transitional adjustment in respect of the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", which states that goodwill should no longer be amortised but subject to an annual impairment review. The initial review was performed on 1 May 2002, and resulted in an impairment of $47.3 million (6.14 cents per share - basic, 4.75 cents per share - diluted).

The change in accounting principle in the eight months ended 31 December 2002 relates to the Tomkins transitional adjustment in respect of the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", which states that goodwill should no longer be amortised but subject to an annual impairment review. The initial review was performed on 1 May 2002, and resulted in an impairment of $50.1 million (6.50 cents per share - basic, 5.03 cents per share - diluted).

================================================================================
c. Basis of preparation

The half year financial statements prepared under accounting principles generally accepted in the United States of America have been prepared in accordance with the accounting policies applied in the financial statements for the eight months ended 31 December 2002, after giving effect to the adoption of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities".

================================================================================

8. RECONCILIATION OF Financial Information in sterling under UK GAAP to Financial information in US dollars under us gaap

===========================================================================================================================
                                                                                      5 July        29 June    31 December
                                                                                        2003           2002           2002
                                                                                   Unaudited      Unaudited        Audited
                                                                                    6 months       6 months       8 months
                                                                             (pound) million (pound)million (pound)million
Profit attributable to shareholders

Net income before preference dividend under UK GAAP                                     64.1          110.5          117.8

US GAAP adjustments:

Goodwill amortisation                                                                    5.1           (6.9)           6.8

Goodwill impairment                                                                        -          (32.7)         (63.6)

Amortisation of intangible assets                                                       (0.1)          (0.2)          (0.1)

Gain/(loss) on disposal of operations                                                   21.0           (2.6)          (2.5)

Pension costs                                                                            0.8            4.7            6.8

Share options                                                                           (1.8)          (1.2)           3.7

Capitalised interest                                                                     2.3            1.8            2.2

Deferred income tax                                                                     (3.1)           1.6           (4.5)

Derivatives                                                                             11.2           (8.9)          10.5

Reversal of provision for costs on exit of business                                     28.3              -              -

---------------------------------------------------------------------------------------------------------------------------
Net income under US GAAP                                                               127.8           66.1           77.1

===========================================================================================================================

                                                                                   $ million      $ million      $ million
Net income under US GAAP expressed in US dollars at an average exchange rate of (pound)1 = $1.6108 (June 2002(pound)1= $1.4474 and December 2002
(pound)1 = $1.5335)                                                                    205.9           95.7          118.3

===========================================================================================================================

                                                                                      5 July        29 June    31 December
                                                                                        2003           2002           2002
                                                                                   Unaudited      Unaudited        Audited
                                                                              (pound)million (pound)million (pound)million


Shareholders' equity

Shareholders' equity under UK GAAP                                                   1,065.4        1,100.2        1,039.5

US GAAP adjustments:

Pension liabilities                                                                   (145.7)         (33.7)        (152.1)

Dividends                                                                               35.6              -           61.9

Share options                                                                            0.7              -            0.7

Deferred income tax                                                                     66.5           40.8           69.6

Investment in own shares                                                                (0.2)          (0.6)          (0.2)

Redeemable convertible cumulative preference shares                                   (373.0)        (408.0)        (386.3)

Capitalised interest                                                                    15.1           12.4           12.8

Derivatives                                                                             17.0           (5.3)           5.0

Goodwill (net)                                                                         840.0          938.2          863.5

Intangibles (net)                                                                        0.3            0.5            0.4

Reversal of provision for costs on exit of business                                     28.3              -              -

---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Shareholders' equity under US GAAP                                                     1,550.0      1,644.5        1,514.8

===========================================================================================================================

                                                                                     $ million    $ million      $ million
Shareholders' equity under US GAAP expressed in US dollars at a closing exchange rate of(pound)1 = $1.6674 (June 2002(pound)1= $1.5243 and December 2002(pound)
1 = $1.6099)                                                                           2,584.5      2,506.7        2,438.6

===========================================================================================================================

Tomkins adopted US Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" with effect from 1 May 2002. As a result there was no goodwill amortisation charged to operating profit in the six months ended 5 July 2003 under US GAAP, whilst the six months ended 29 June 2002 included goodwill amortisation of (pound)12.2 million (eight months ended 31 December 2002 (pound)nil). For the eight months ended 31 December 2002 there was a goodwill impairment charge of (pound)30.9 million. A detailed explanation of the reconciling items listed above is included in the Report and Accounts for the eight months ended 31 December 2002.

Tomkins has adopted US Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146") which is effective for exit or disposal activities initiated after 31 December 2002. SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred. Under UK GAAP, these costs are recognized at the time a plan to exit or dispose of a business is demonstratively committed to by management. This has resulted in a US GAAP adjustment to reverse provisions of (pound)28.3 million recognized under UK GAAP in the six months ended 5 July 2003.

This document may contain "forward-looking statements" within the meaning of
Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 (the "Exchange Act"). When used in this document, the words "anticipate", "believe", "estimate", "assume", "could", "should", "expect" and similar expressions, as they relate to Tomkins or its management, are intended to identify such forward-looking statements. Such statements are based on management's good faith assumptions, anticipations, expectations and forecasts concerning Tomkins' future business plans, products, services, financial results, performance and future events and on information relevant to our businesses, industries and operating environments. Such forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements of Tomkins to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. Such risks and uncertainties, include, among others, adverse changes or uncertainties in general economic conditions in the markets we serve, changes in laws or regulatory developments adverse to us (including environmental-related laws or regulations), difficulties we may face in maintaining necessary licenses or other governmental approvals, changes in the competitive position or introduction of new competitors or new competitive products, reduced demand for our products, loss of key customers or lack of acceptance of new products or services by Tomkins' targeted customers, difficulties in controlling our costs in correlation with the prices charged to our customers, increases in the cost of raw materials, difficulties in obtaining sufficient levels of supplies or equipment in a timely or cost-effective manner, loss of key distributors, product liability claims, inability to preserve proprietary interests in intellectual property, changes in business strategy, any management level or large-scale employee turnover, any major disruption in production at our key facilities, difficulties in raising sufficient capital on favourable terms, adverse changes in foreign exchange rates, embargoes, acts of terrorism or war, and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. For more discussion of the risks affecting us, please refer to Item 3.D. in our latest Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission.

These forward-looking statements represent our view only as of the date they are made, and we disclaim any obligation to update forward-looking statements contained herein, except as may be otherwise required by law.